Exhibit 10.1

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

OF

BRTL LLC

Dated as of: June 2, 2011

TABLE OF CONTENTS

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EXHIBITS

EXHIBIT A –	Form of Allonge
EXHIBIT B –	Form of Omnibus Assignment of Loan Documents
EXHIBIT C –	Form of Assignment of Mortgage
EXHIBIT D –	Form of Assignment of Assignment of Leases and Rents
EXHIBIT E–	Form of Membership Interest Certificate

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LIMITED LIABILITY COMPANY AGREEMENT

OF

BRTL LLC

This LIMITED LIABILITY COMPANY AGREEMENT of BRTL LLC (the “Company”) is made and entered into as of June 2, 2011 (the “Effective Date”), by and among the Company, DEBT OPPORTUNITY FUND III, LLC(and together with its successors and permitted assigns, as a member in the Company, the “TL Member”), a Delaware limited liability Company, and BRT TORCH MEMBER LLC (together with its successors and assigns, as a member in the Company, the “BRT Member”), a Delaware limited liability company. The TL Member and the BRT Member are hereinafter sometimes referred to collectively as the “Members” and individually as a “Member,” and the Company, the TL Member and the BRT Member are hereinafter sometimes referred to collectively as the “Parties” and individually as a “Party;” provided, however, that for the purposes of Article XII, (a) the term “Parties” shall mean, collectively, the Company, the TL Member, the BRT Member (in its capacity as the BRT Member, the Managing Member, the Tax Matters Member and the Liquidating Member), TL (as defined below) and BRT (as defined below) and (b) the term “Party” shall means each or any (as the case may be) of such entities.

R E C I T A L S:

WHEREAS, the TL Member is a wholly owned subsidiary of Torchlight Debt Opportunity Fund III LLC (“TL”), a limited liability company formed under and pursuant to the laws of the State of Delaware;

WHEREAS, the BRT Member is a wholly owned subsidiary of BRT Realty Trust (“BRT”), a business trust formed under and pursuant to the laws of the Commonwealth of Massachusetts;

WHEREAS, the TL Member and the BRT Member have formed the Company in order to engage in the business of investing in real estate mortgage loans to be secured by certain types of real property, subject to the terms and conditions set forth herein;

WHEREAS, the Company was formed on May 31, 2011 pursuant to the Delaware Act, and there has been filed a Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware;

WHEREAS, the Parties desire to provide for the respective rights, obligations and interests of the Parties to each other and to the Company; and

WHEREAS, this Agreement shall apply to and govern the management and operation of the Company from the date hereof and shall bind each and every present and future Member.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and other agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be bound hereby, agree as follows:

ARTICLE I.
DEFINED TERMS AND RULES OF CONSTRUCTION

SECTION 1.01.    Defined Terms.  As used in this Agreement, the following terms have the respective meanings set forth below:

“100% Affiliate” means, with respect to any specified Person, (a) any other Person that, directly or indirectly through one or more intermediaries, owns all of the capital stock or other equity interests in such specified Person, (b) any other Person of which all of the capital stock or other equity interests are owned, directly or indirectly through one or more intermediaries, by such specified Person and (c) any other Person of which all of the capital stock or other equity interests are owned, directly or indirectly through one or more intermediaries, by any Person referred to in the foregoing clause (a).

“Accounting Fees” has the meaning set forth in Section 4.11.

“Additional Capital Contribution” means, with respect to any Member, the cash contribution to the capital of the Company made by such Member pursuant to Section 5.02(b).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)           credit to such Capital Account any amounts that such Member is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)           debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2) (ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any specified Person, (a) any other Person directly or indirectly Controlling, Controlled by, or under common Control with such specified Person, (b) any individual who is an Executive Officer of such specified Person or of any other Person described in clause (a) of this definition or (c) any other Person directly or indirectly Controlling, Controlled by, or under Common control with any individual or groups of individuals described in clause (b) of this definition; provided, however, that the Company shall not be deemed to be an Affiliate of any Member (but each Member and its Affiliates will be deemed Affiliates of the Company).

“Agreement” means this Limited Liability Company Agreement, including any exhibits or schedules attached hereto, as the same may be further amended or restated from time to time pursuant to the terms hereof.

“Allocation Year” means (i) the period commencing on the Effective Date and ending on December 31, 2011, (ii) any subsequent period commencing on January 1st and ending on the following December 31st or (iii) any portion of the period described in the foregoing clause (ii) for which the Company is required to allocate Profits, Losses and other items of income, gain, loss or deduction pursuant to Article VI.

“Annual Clawback Determination Date” shall have the meaning set forth in Section 7.06(a).

“Annual Return” has the meaning specified in Section 7.01(a).

“Approved Broker” means any broker proposed by the BRT Member and approved by the TL Member from time to time.

“Approved Excess Expenses” has the meaning set forth in Section 4.14.

“Approved Loan Investment” has the meaning set forth in Section 4.03(c).

“Asset Management Agreement” means that certain Servicing and Asset Management Agreement between Asset Manager and the Company, dated as of the date hereof, as the same may be amended, amended and restated, supplemented or modified pursuant to its terms.

“Asset Manager” means (i) initially, BRT, and (ii) subject to the TL Member’s rights under Section 4.17 hereof, the TL Member or a designee thereof.

“Assignment Documents” means the assignment documents with respect to the assignment of a Company Loan Investment from the Original Lender to the Company in the forms of (i) the Allonge attached hereto as Exhibit A, (ii) the Omnibus Assignment of Loan Documents attached hereto as Exhibit B, (iii) the Assignment of Mortgage attached hereto as Exhibit C, (iv) the Assignment of Assignment of Leases and Rents attached hereto as Exhibit D, and (v) such other assignment documents as may be necessary to fully transfer the Original Lender’s interest in the applicable Loan to the Company.

“Borrower” means, with respect to any Loan, the Person to whom such loan has been made or advanced and who is contractually obligated to repay such loan.

“BRT” has the meaning set forth in the Recitals.

“BRT Member” has the meaning set forth in the first paragraph of this Agreement.

“BRT Retained Points” means one-half percent (1/2%) of the principal amount of any loan originated by Original Lender and acquired by the Company, which may be shared equally between the Original Lender and REIT Management, as determined by Original Lender.

“Business Day” means any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(i)           To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions and (B) such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 6.03;

(ii)           To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement and (B) such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.03; and

(iii)           In the event an Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the Members shall (in good faith) determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Regulations, the Members may make such modification.  The Members also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Call Notice” has the meaning set forth in Section 5.02(a).

“Capital Contribution” means, with respect to any Member, the Initial Capital Contribution and all Additional Capital Contributions made by such Member to the Company pursuant to this Agreement, including amounts reinvested as provided herein.

“Certificate of Formation” has the meaning set forth in Section 2.01(b).

“Clawback Determination Date” means an Annual Clawback Determination Date or Liquidation Clawback Determination Date, as the case may be.

“Clawback Results” has the meaning set forth in Section 7.06(a).

“Code” means the Internal Revenue Code of 1986, as amended.  Any reference herein to any specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future laws.

“Committee Report” means, with respect to any proposed or prospective Company Loan Investment, a report provided by the BRT Member or its Affiliate in the form used by them pursuant to Customary Practices.

“Company” means BRTL LLC as the limited liability company formed pursuant to the Certificate of Formation and operated pursuant to the terms of this Agreement.

“Company Accountant” means, initially, Holtz Rubenstein Reminick LLP, or such other accounting firm as may be approved in writing by all of the Members.

“Company Loan Investment” means any loan approved by the TL Member pursuant to Section 4.03 and acquired by the Company as provided hereunder.

“Company Loan Points” means, with respect to any Company Loan Investment that is acquired by the Company, the aggregate prepaid interest (whether denominated as “points” or otherwise) that is paid by the Borrower of such Company Loan Investment to the Original Lender upon, and as consideration for, the initial making or advancement of such Company Loan Investment (exclusive, however, of any portion of such fee that is paid or payable as (a) a Loan Origination Deposit or otherwise for reimbursement or other payment of Loan Origination Expenses related to such Company Loan Investment, (b) a prepayment of any stated interest on any Company Loan Investment, (c) the BRT Retained Points, or (d) fees for services provided to the Borrower).

“Contributing Member” has the meaning set forth in Section 5.05(a).

“Contribution Percentage” means (A) with respect to the TL Member, eighty percent (80%), and (B) with respect to the BRT Member, twenty percent (20%).

“Control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have the meanings correlative to the foregoing.

“Customary Practices” means the customary practices, policies and procedures of BRT and its Affiliates used in the ordinary course of their business in evaluating, managing, servicing and originating Loans with such changes to such customary practices, policies and procedures as may be agreed from time to time between the Members to account for different practices, policies and procedures that may be required by the Members.

“Damages” means, without duplication, claims, demands, damages, costs and expenses (including reasonable fees and disbursements of counsel), Liabilities, liens, losses, fines, penalties, charges and administrative, judicial and arbitration awards, judgments, settlement payments and deficiencies or other charges.

“Debt” means, with respect to any Person, (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bond or other instrument, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by such Person, whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in the foregoing clauses (i), (ii), (iii), (iv) and (v), provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of such Person’s business and are not delinquent or are being contested in good faith by appropriate proceedings.

“Default Contribution Amount” means, with respect to any Non-Contributing Member, the amount that such Non-Contributing Member was required to contribute to the capital of the Company pursuant to Section 5.01 or 5.02 but failed to timely so contribute.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year for federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that, if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member with the consent of the Members.

“Designees” has the meaning set forth in Section 4.03(a).

“Director” of any specified Person that is an entity means any director (or Person serving in a similar capacity) of or with such specified Person.

“Dissolution Date” means the date as of which the Company is dissolved and its assets are distributed as contemplated in Article IX.

“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

“Embargoed Person” has the meaning set forth in Section 10.02(h).

“Executive Officer” of any specified Person that is an entity means any executive or other senior officer, general partner, manager or managing member (or Person serving in a similar capacity) of or with such specified Person.

“Fiscal Quarter” means a three-month period commencing on January 1st, April 1st, July 1st or October 1st (each of the foregoing, a “Quarter Commencement Date”), as the case may be; provided, however, that (a) the first “Fiscal Quarter” shall be the period commencing on the Effective Date and ending on June 30, 2011 (or, if earlier, the Dissolution Date) and (b) the last “Fiscal Quarter” shall be the period ending on the Dissolution Date and commencing on the next preceding Quarter Commencement Date (or, if later, the Effective Date).  For purposes of clarification, the first Fiscal Quarter of any Fiscal Year shall be the Fiscal Quarter that first ends during such Fiscal Year, the second Fiscal Quarter of any Fiscal Year shall be the Fiscal Quarter that next follows the first Fiscal Year of such Fiscal Year, the third Fiscal Quarter of any Fiscal Year shall be the Fiscal Quarter that next follows the second Fiscal Year of such Fiscal Year and the fourth Fiscal Quarter of any Fiscal Year shall be the Fiscal Quarter that next follows the third Fiscal Year of such Fiscal Year; provided, however, that, with respect to any Fiscal Year comprised of less than four (4) Fiscal Quarters, the last Fiscal Quarter of such Fiscal Year shall be deemed to be the fourth Fiscal Quarter of such Fiscal Year.

“Fiscal Year” means a twelve-month period commencing on January 1st and ending on the following December 31st; provided, however, that (a) the first “Fiscal Year” shall be the period commencing on the Effective Date and ending on December 31, 2011 (or, if earlier, the Dissolution Date) and (b) the last “Fiscal Year” shall be the period ending on the Dissolution Date and commencing on the immediately prior January 1st (or, if later, the Effective Date).

“Foreclosed Company Loan” means any Company Loan Investment with respect to which the Company or its applicable Subsidiary has commenced or joined in any action or other proceeding pursuant to which the Company or such Subsidiary has sought to enforce and collect on such Company Loan Investment (whether by foreclosure or otherwise).

“Foreclosure Expenses” has the meaning set forth in Section 4.15(b).

“GAAP” has the meaning set forth in Section 4.06.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(i)           the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset;

(ii)           the Gross Asset Values of all items of Property shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) as of the following times:  (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (D) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a partner capacity in anticipation of being a Member; provided that an adjustment described in subclauses (A), (B) and (D) of this clause (ii) shall be made only if the Members reasonably determine that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii)           the Gross Asset Value of any item of Property distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such item on the date of distribution; and

(iv)           the Gross Asset Values of each item of Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (A) Regulations Section 1.704-1(b)(2)(iv)(m) and (B) clause (vi) of the definition of “Profits” and “Losses” or Section 6.03(d) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent that an adjustment pursuant to clause (b) above is required in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to the foregoing clause (i), (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Indemnified Party” has the meaning set forth in Section 12.03(a).

“Indemnifying Party” has the meaning set forth in Section 12.03(a).

“Independent Third Party” means any Person that is not a Member, the Managing Member, the Tax Matters Member or the Liquidating Member nor an Affiliate of any of the foregoing or of the Company.

“Index Rate” means, as of any time, the “prime rate”, and “prime rate” shall mean the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent.

“Initial Capital Contributions” means, with respect to each Member, the cash contribution to the capital of the Company made by such Member pursuant to Section 5.01.

“Interest” means, with respect to any Member at any time, the interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Investment Approval Process” has the meaning set forth in Section 4.03.

“Investment Period” has the meaning set forth in Section 2.03(a),

“Issuance Items” has the meaning set forth in Section 6.03(e).

“Liquidating Event” has the meaning set forth in Section 9.01.

“Liquidating Member” means the BRT Member, but only in its capacity as the Liquidating Member as contemplated hereunder.

“Liquidation Clawback Determination Date” shall have the meaning set forth in Section 9.13(a).

“Loan” means any mortgage (whether first mortgage or second mortgage) or mezzanine loan or loan secured by a mortgage subject to a Repurchase Agreement presented to the Loan Committee.  The term “Loan” shall expressly exclude any participation interests in mortgage or mezzanine loans which may be acquired or made by BRT or its Affiliates.

“Loan Committee” means the Loan Committee (or any similar committee or group) used by the BRT Member or its Affiliate to evaluate and approve any prospective Company Loan Investment, which may be the Loan Committee (or any similar committee or group) of BRT.

“Loan Documents” means, with respect to any Company Loan Investment, collectively, final fully executed copies of the loan or lending agreement (if any), Repurchase Agreement and related documents, the promissory note, the mortgage, pledge agreement and/or the other documentation providing for or otherwise relating to such Company Loan Investment.

“Loan Origination Deposits” means, collectively, those deposits and other payments that have been made by Borrowers and prospective Borrowers and that are earmarked for payment or reimbursement of Loan Origination Expenses.

“Loan Origination Expenses” means (a) those costs and expenses that are incurred by the Original Lender in connection with the investigation of a prospective Borrower or any other due diligence relating to any prospective Company Loan Investment or the preparation or negotiation of documentation for any prospective Company Loan Investment and that are payable to any Independent Third Party and (b) the reimbursement by the Original Lender to personnel of the Original Lender for the reasonable costs of hotel, food and travel incurred in connection with any such investigation or other due diligence undertaken on behalf of or for the benefit of the Original Lender. For purposes of clarification, Loan Origination Expenses shall not include any personnel or other overhead costs of the Original Lender or any of its Affiliates.

“Loan Workout Reserve” means the Loan Workout Reserve identified in Section 7.01(b).

“Loan Portfolio” means, collectively, all of the Company Loan Investments from time to time acquired by the Company.

“Major Decision” has the meaning set forth in Section 4.02.

“Managing Member” means such Person that is designated in or pursuant to Section 4.01(c) as the Managing Member of the Company, but only in its capacity as the Managing Member of the Company as contemplated hereunder.

“Maximum Contribution Amount” means, with respect to the TL Member, eighty million dollars ($80,000,000) and, with respect to the BRT Member, twenty million dollars ($20,000,000), subject to increase pursuant to Section 4.02(a)(xvi).

“Member” or “Members” have the respective meanings set forth in the first paragraph of this Agreement.

“Net Cash Available for Distribution” means the subtotal of (i) the gross proceeds received by the Company from any sale or other disposition of the real property comprising any Foreclosed Company Loan or from condemnation or casualty proceeds which are not used for restoration of the underlying property, and (ii) the gross proceeds received by the Company, including, without being limited to, all payments received for the account of the Company from all sources whatsoever as a direct or indirect result of the ownership of the Company Loan Investments, including, without being limited to, principal, interest, Company Loan Points, penalties, fees, charges and other cash collateral or, in respect of a Foreclosed Company Loan, income from the underlying real property (other than the proceeds of Capital Transactions and any contributions of capital to the Company by the Members), less the Asset Management Fee payable to the Asset Manager as provided in the Asset Management Agreement, Reserves and other Operating Expenses (not paid from the Loan Workout Reserve) or other expenses paid to the extent paid in cash and all cash payments made with respect to interest and amortization of principal on Company indebtedness (however, there shall be excluded from such expenditures any expenditures to the extent funded from Reserves, capital contributions of the Members or the proceeds of loans).

“Net Clawback Amount” means, on any Clawback Determination Date (1) the excess of (A) the amounts distributed to the BRT Member and REIT Management as the Promote Interest over (B) the amount to which the BRT Member and REIT Management would be entitled as the Promote Interest when calculated on a cumulative basis through such Clawback Determination Date, reduced by any amount previously paid pursuant to Section 7.06 (the “excess Promote Interest”), reduced by (2) the amount of income tax imposed on the BRT Member  and REIT Management (and the direct and indirect members or shareholders, as applicable, of the BRT Member and REIT Management) with respect to allocations of Profit to the BRT Member and REIT Management related to such excess Promote Interest, calculated (i) using highest effective marginal combined Federal, state and local tax rate (including applicable self-employment and unincorporated business taxes) generally applicable to an individual residing and engaged in any unincorporated business in New York City (taking into account the character of the income (i.e., ordinary vs. capital gains) and the deductibility of state and local income and other taxes) and (ii) taking into account any tax benefit actually realized by the BRT Member and REIT Management (and the direct and indirect members or shareholders, as applicable, of the BRT Member and REIT Management) as a result of the BRT Member and REIT Management making the payment required by Section 7.06 or 9.13.

“Non-Contributing Member” has the meaning set forth in Section 5.05(a).

“Non-Performing Company Loan” means any Company Loan Investment if (a) any payment of principal due thereunder is in default by more than sixty (60) days, (b) any payment of interest or other amount (other than principal) due thereunder is in default by more than sixty (60) days, (c) the Borrower with respect to such Company Loan Investment is in default with respect to any material financial or other covenants under the Loan Documentation for such Company Loan Investment for a period of more than sixty (60) days, or such other criteria as may be agreed between the Members from time to time or (d) the TL Member agrees with the Asset Manager pursuant to the Asset Management Agreement that a Company Loan Investment is at risk of imminent default; provided, however, that a Company Loan Investment will cease to be a Non-Performing Company Loan: (i) with respect to clauses (a) and (b) above, when all past due principal and interest and all late charges, default interest and other amounts due under the Loan Documents have been paid and the applicable Company Loan Investment otherwise becomes a performing Company Loan Investment for at least sixty (60) consecutive days, in accordance with its terms, (ii) with respect to clause (c) above, when such specified event has been remedied, cured or otherwise resolved, and (iii) with respect to clause (d) above, when determined by the Asset Manager that a Company Loan Investment is no longer in imminent default and approved by the TL Member.

“Notice” has the meaning set forth in Section 12.04.

“Notice to Indemnify” has the meaning set forth in Section 12.03(b).

“Operating Expenses” has the meaning set forth in Section 4.15.

“Original Lender” means, with respect to any prospective Company Loan Investment made by the BRT Member or its Affiliate, the applicable original lender of such prospective Company Loan Investment, being the BRT Member or its Affiliate.

“Party” or “Parties” have the respective meanings set forth in the first paragraph of this Agreement.

“Percentage Interest” means, with respect to each Member, the percentage set forth below opposite its name below:

Member	Percentage Interest
BRT Member	20.0%
TL Member	80.0%

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

“Portfolio Management Report” for any Fiscal Quarter means a report prepared by the Managing Member that (a) sets forth (i) all Company Loan Investments acquired by the Company during such Fiscal Quarter, (ii) all Company Loan Investments previously made or advanced by the Company that were repaid during such Fiscal Quarter, (iii) the status of all other outstanding Company Loan Investments as of the end of such Fiscal Quarter, (iv) any defaults or non-performance occurring during such Fiscal Quarter under or with respect to any Company Loan Investment, (v) the status of any outstanding Company Loan Investment that is a construction loan, (vi) such other information as is contemplated by such form and (vii) such other information as any Member may reasonably request. The Portfolio Management Report shall be substantially in the form agreed between the Members.

“Priority Member Advance” means, with respect to any Contributing Member, any advance made by such Contributing Member and designated by the Contributing Member as a “Priority Member Advance” pursuant to Section 5.05(b)(i).

“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)           any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii)           any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be subtracted from such taxable income or loss;

(iii)           in the event the Gross Asset Value of any item of Property is adjusted pursuant to clause (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of such item of Property) or an item of loss (if the adjustment decreases the Gross Asset Value of such item of Property) from the disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses;

(iv)           gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(v)           in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of “Depreciation;” and

(vi)           to the extent an adjustment to the adjusted tax basis of any item of Property pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of an Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of Property) or loss (if the adjustment decreases such basis) from the disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses.

Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 6.03 hereof shall not be taken into account in computing Profits or Losses.  The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 6.03 hereof shall be determined by applying rules analogous to those set forth in the foregoing clauses (iv) through (vi).

“Prohibited Action” has the meaning set forth in Section 12.12.

“Promote Interest” shall mean, collectively, any amounts distributed to the BRT Member and REIT Management pursuant to Sections 7.01(a)(iv), (a)(v) and (a)(vi) in excess of 20% of the amount to be distributed thereto pursuant to such Sections.

“Property” means all real and personal property acquired by the Company, including cash and loans and shall include both tangible and intangible property.

“Reconstitution Period” has the meaning set forth in Section 9.02.

“Regulations” means, with respect to any referenced provision, such provision of the regulations of the United States Department of the Treasury or any successor provision.

“Reimbursable Loan Origination Expenses” has the meaning set forth in Section 4.14.

“REIT” means REIT Management, Inc., an Affiliate of BRT and the BRT Member.

“REIT Management” means REIT Management Corp., a New York corporation, which is wholly owned by Fredric H. Gould.

“REIT Qualifying Obligation” means an obligation that is secured by mortgages on real property or on interest in real property within the meaning of Section 856(c)(3)(B) of the Code.

“Repurchase Agreement” means an agreement whereby the Company acquires a loan secured by a mortgage subject to the right of the seller thereof to reacquire such loan, subject to compliance with the provisions of the agreement.

“Required Balance” has the meaning set forth in Section 7.01(a).

“Reserves” means the Loan Workout Reserve and any reserve established as contemplated by Section 4.02(a)(vi).

“Resolution Period” has the meaning set forth in Section 4.02(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” has the meaning set forth in Section 10.02(e).

“Security Document” has the meaning set forth in Section 7.06(c).

“Standard Loan Documents” means the form of loan documents to be used by the Original Lender in connection with any Company Loan Investment, which form loan documents shall include, as applicable, a mortgage or pledge agreement, as applicable, an assignment of leases and rents, a guaranty, a promissory note, a repurchase agreement, a loan agreement (if applicable) and such other loan documents agreed between the Members as being required in connection with Company Loan Investments, in each case in the form agreed between the Members from time to time.

“Status Report” means a written status report setting forth, in reasonable detail, (a) the status of each Company Loan Investment that, as of the relevant time, is in default, (b) the actions that are being taken with respect to such Company Loan Investment and (c) such other information as any Member may reasonably request.

“Subsidiary” means a wholly-owned subsidiary of the Company which holds Company Loan Investments on behalf of the Company.

“Tax Matters Member” means the BRT Member, but only in its capacity as the Tax Matters Member as contemplated hereunder.

“Taxes” means any and all taxes (including net income, gross income, franchise, ad valorem, gross receipts, sales, use, property and stamp taxes), levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, now existing or hereafter created or adopted, together with any and all penalties, fines, additions to tax and interest thereon.

“Third-Party Claim” has the meaning set forth in Section 12.03(a).

“Third Party Financing” means such financing as may be agreed to in writing by all of the Members (a) from time to time by the Company from one or more Independent Third Parties and (b) for the purpose of providing the Company with additional financial resources for acquiring Company Loan Investments.

“Third Party Lender” means any bank, financial institution or other lender that provides the Third Party Financing to the Company.

“TL” has the meaning set forth in the Recitals.

“TL Member” has the meaning set forth in the first paragraph of this Agreement.

“TL Investment Template” means the template in the form agreed between the Members from time to time.

“Transfer” means, with respect to any Interest, the following:  (i) as a noun, any direct or indirect voluntary or involuntary transfer, sale or other disposition of such Interest (or any right or interest therein) or the granting of any security interest, lien or other encumbrance on or with respect to such Interest; and (ii) as a verb, directly or indirectly, voluntarily or involuntarily to transfer, sell or otherwise dispose of such Interest (or any right or interest therein) or to grant any security interest, lien or other encumbrance on or with respect to such Interest.

“Trust Arrangement” has the meaning set forth in Section 7.09.

“U.S. Government Blacklists” shall mean, (i) the two (2) lists maintained by the United States Department of Commerce (Denied Persons and Entities; the Denied Persons), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the list by the United States Department of State (Terrorist Organizations and Debarred Parties).

“Warrant” means that certain Warrant issued by BRT to the TL Member dated as of the date hereof, with respect to the acquisition by the TL Member or its permitted assigns thereunder of up to 100,000 of BRT’s common shares of beneficial interest as set forth in more detail in the Warrant.

“Wind-Up Notice” has the meaning set forth in Section 2.03(c).

SECTION 1.02.          Other Defined Terms.  As used in this Agreement, unless otherwise specified, each accounting term used herein is used herein with the respective meaning ascribed to such accounting term in accordance with the United States GAAP.  All defined terms used in this Agreement that are not defined in this Article I shall have the respective meanings set forth elsewhere in this Agreement.

SECTION 1.03.          Governing Law.  This Agreement shall be governed by, interpreted under and construed in accordance with the internal substantive laws of the State of Delaware applicable to contracts executed and to be performed wholly within that State without giving effect to the choice or conflict of laws principles or provisions thereof that would apply the law of any other jurisdiction.

SECTION 1.04.          Rules of Construction.  Unless otherwise specified herein, all references herein to Articles, Sections or Exhibits are to Articles, Sections or Exhibits of this Agreement. Titles, captions and headings of the sections, articles and other subdivisions of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any provision of this Agreement. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement taken as a whole and not to any particular Section, Article or other provision hereof. As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires, and if the context requires, the use of the singular shall include the plural and vice versa. The terms “include” and “including” shall be construed as if followed by the phrase “without limitation.” This Agreement is the product of mutual negotiations among the Parties and their respective counsels, and no Party shall be deemed the draftsperson hereof or of any portion or provision hereof. Accordingly, in the event of any ambiguity or inconsistency in any provision of this Agreement, the same shall not be interpreted against any Party as the party responsible for drafting or providing such provision.

ARTICLE II.
ORGANIZATION

SECTION 2.01.          Formation and Continuation.

(a) From and after the Effective Date, the Members hereby agree to continue the Company as a limited liability company under and pursuant to the Delaware Act, upon and subject to the terms and conditions set forth in this Agreement.

(b) The Percentage Interest of each Member shall be personal property for all purposes.  The Managing Member is hereby authorized to file and record any amendments to the Certificate of Formation and such other documents as may be approved or permitted by this Agreement or required or appropriate under the Delaware Act or the laws of any other jurisdiction in which the Company may conduct business or own property.

(c) Mark Lundy, who is hereby confirmed to have been as an “authorized person” within the meaning of the Delaware Act, has executed, delivered and filed the certificate of formation of the Company (the “Certificate of Formation”) with the Secretary of State of the State of Delaware.  Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Managing Member thereupon became the designated “authorized person” of the Company and shall continue as the designated “authorized person” of the Company within the meaning of the Delaware Act.  The Managing Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in the State of New York and in any other jurisdiction(s) in which the Company may wish to conduct business.

SECTION 2.02.          Name and Principal Place of Business.

(a) The name of the Company shall be BRTL LLC.  All business of the Company shall be conducted under such name, and title to all assets of the Company shall be held in such name.  The name of the Company shall not be changed without the approval of all of the Members.

(b) The principal place of business and office of the Company shall be initially located at the offices of the Managing Member at 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021.  The Managing Member may at any time upon at least thirty (30) days’ notice to TL (i) change such principal office and place of business or (ii) change or establish such additional offices or places of business of the Company as it may deem necessary or appropriate for the operation of the Company’s business.

SECTION 2.03.          Term; Investment Period.

(a) The term of the Company commenced on the date of the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware and shall continue until the dissolution and liquidation of the Company in accordance with the terms hereof or applicable law.  The Company shall cease acquiring Company Loan Investments on the fifth (5th) anniversary of the Effective Date (the “Investment Period”) unless the Investment Period is extended pursuant to Section 2.03(b) or the Company is earlier dissolved and terminated pursuant to Article IX or applicable law or one of the Members sends a Wind-Up Notice.

(b) The Investment Period may be extended up to two (2) times (unless the Company is earlier dissolved or liquidated or one of the Members sends a Wind-Up Notice), each for one (1) year, with the approval of all of the Members, such request for extension to be submitted by either Member no later than (i) March 4, 2016, in the case of the first such extension, or (ii) March 4, 2017, in the case of the second extension.

(c)           Notwithstanding anything contained herein to the contrary, either Member may provide written notice to the other Member at any time that such Member desires to terminate the Investment Period in which case the Investment Period shall terminate sixty (60) days following the date of such notice (a “Wind-Up Notice”).

(d)           After the termination of the Investment Period for any reason, the BRT Member’s obligation to offer loans to the Company pursuant to Section 4.03 shall terminate.

SECTION 2.04.          Registered Agent, Registered Office and Foreign Qualification.  Unless otherwise determined by the Managing Member, the name of the Company’s registered agent for service of process shall be United Corporate Services, Inc., and the address of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be c/o United Corporate Services, Inc., 874 Walker Road, Suite C, Dover, Delaware 19904,.  Such agent and such office may be changed from time to time by the Managing Member.  Either Member, or any other Person authorized by the Managing Member, is hereby authorized, for the purpose of authorizing or qualifying the Company to do business in any state, territory or dependency of the United States in which it is necessary or expedient for the Company to transact business, to do any and all acts and things necessary to obtain from such state, territory or dependency any such authorization or qualification.

SECTION 2.05.          Purpose.  The purpose of the Company shall be:

(a) to acquire Approved Loan Investments from Original Lender either directly or through a Subsidiary;

(b) to administer and manage such Company Loan Investments (including, as necessary, enforce such Company Loan Investments, including foreclosing and otherwise realizing on any real property or other collateral securing such Company Loan Investments);

(c) to conduct all activities reasonably necessary or desirable to accomplish the foregoing purposes and to do anything necessary or incidental to any of the foregoing, which in each case, is not a breach of this Agreement, including to manage or operate any real property acquired in connection with a Foreclosed Company Loan or otherwise in accordance with the terms of this Agreement; and

(d) to engage in any other business or activity approved in writing by the Members (and the Members acknowledge and agree that each of the foregoing matters in clauses (a) through (c) is part of the ordinary business of the Company).

SECTION 2.06.          Internal Business Activities and Maintenance of Separateness.  In order to carry on its business purpose, and in support thereof, the Company (except as otherwise provided herein or otherwise agreed to in writing by the Members) is authorized to, and shall, at all times:

(a)            maintain books and records separate from any other Person, and, without limiting the generality of the foregoing, maintain its own bank accounts in its own name and use separate invoices, bank accounts and checks;

(b)            hold itself out to the public and all other Persons as a legal entity separate and apart from any Member and other Person and promptly correct any known misunderstanding regarding its separate identity and status;

(c)            observe all formalities required by the Delaware Act and its organizational documents and operating agreement and otherwise comply with all organizational formalities to maintain its separate existence;

(d)            file its own tax returns as may be required under applicable law to the extent (1) not part of a consolidated group filing a consolidated return or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(e)             not commingle assets with those of any other Person, including any Member;

(f)             pay its own liabilities out of its own funds and not hold out the credit or assets of any other Person (including any Member) as being able to satisfy any obligations of the Company;

(g)            maintain and periodically prepare separate financial statements and not consolidate its financial statements with any other Person for any purpose (provided, however, that the Company’s assets may be included in a consolidated financial statement with each of TL and BRT, provided that (in each case) appropriate notation shall be made in such consolidated financial statements to indicate the separateness of the Company and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of TL or BRT, as applicable);

(h)            maintain an “arms-length relationship” with its Members and other Affiliates of the Company or of any Member;

(i)              not hold out its credit or assets as being available to satisfy the obligations of any other Person (including any Member);

(j)             not incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent, with any Members or other Affiliate of the Company or of any Member, and not pledge any of its assets for the benefit of any Members or other Affiliate of the Company or of any Member; and

(k)            not make any loans or advances to any Member or other Affiliate of the Company or of any Member or acquire the securities of (or otherwise make any investment in) any Member or other Affiliate of the Company or of any Member.

SECTION 2.07.          Limitations on Activities of the Company.  The Company shall not engage in any other business or activity except as set forth in Section 2.05 without the prior written approval of all Members.

ARTICLE III.
MEMBERS AND INTERESTS

SECTION 3.01.          Admission of Members.  The TL Member and the BRT Member are the initial members of the Company.  Except with the prior written approval of all Members, no other Person shall be admitted as a member of the Company and no additional Interests shall be issued.

SECTION 3.02.          Limitation on Liability.

(a)    Except as otherwise expressly provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company, solely by reason of being a member of the Company.  Except as otherwise expressly provided in the Delaware Act, but subject to the provisions of subclause (b) of this Section 3.02, the liability of each Member shall be limited to the amount of Capital Contributions required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due and payable pursuant to the provisions of this Agreement.  Further, no general or limited partner in, or shareholder, member or other holder of any equity interest of, any Member or any Executive Officer, Director or employee of any of the foregoing or any of their Affiliates shall be obligated personally for any debt, obligation or other liability of the Company solely by reason of his, her or its being any such general or limited partner, shareholder, member or other holder of any equity interest or such Executive Officer, Director or employee.  Further, failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Delaware Act shall not be grounds for any Member, or any general or limited partner in, or shareholder, member or other holder of any equity interest of, any Member or any Executive Officer, Director or employee of any of the foregoing or any of their Affiliates to be held liable or obligated for any debt, obligation or other liability of the Company.

(b)    Notwithstanding any other provision of this Agreement to the contrary, (i) each Member’s liability under this Agreement, if any, is explicitly limited to the assets of such Member and (ii) neither the Company nor any Member shall have any recourse against any assets of an Affiliate of another Member or any past, present or future officers, agents, shareholders, incorporators, directors, principals (direct or indirect), affiliates, partners, members or representatives of another Member or any of the assets or property of any of the foregoing, for the payment or collection of any amount, judgment, judicial process, arbitration award, fees or costs or for any other obligation or claim arising out of or based upon this Agreement.

(c)           The provisions of this Section 3.02 shall survive the termination or expiration of this Agreement.

SECTION 3.03.          Third-Party Debt Liability.  Except as may be expressly agreed to in writing by any Member with respect to any Third Party Financing, the Parties intend that no Member, or any of its Affiliates, shall have any liability under or in connection with any third-party debt, including liability with regard to any environmental matters, recourse carve-outs, fraud, intentional misconduct, theft or other commonly called “bad acts” or with regard to any other matter, unless otherwise approved by the Members or pursuant to an agreement entered into by such Member; provided, however, that the foregoing shall not be deemed to release any Party from its obligations hereunder to the other Parties or from any damages resulting from any breach of such obligations.

SECTION 3.04.          Compensation of Members.  Except for the distributions to be made to the Members as provided under Articles VII and IX or as otherwise may be expressly provided in this Agreement, no Member (including, as relevant, in its capacity as the Managing Member, the Tax Matters Member or the Liquidating Member or otherwise) shall be entitled to any compensation or other payment from the Company.

SECTION 3.05.          Percentage Interests.  With regard to each Member separately, the initial Percentage Interest of each Member will be as set forth in Section 1.01 (in each case, subject to adjustment as provided in this Agreement).  The Percentage Interests of the Members may be adjusted only as set forth in this Agreement.

SECTION 3.06.          Return of Capital.  No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood and agreed that any such return shall be made solely from the assets of the Company.  No Member shall be entitled to withdraw or receive a return of any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under applicable law (and for purposes of this Section 3.06, Capital Account shall be deemed to also include the capital account of any Member for financial or book purposes or as set forth in the Delaware Act or under common law).

SECTION 3.07.          Ownership.  All assets of the Company shall be owned by the Company, subject to the terms and provisions of this Agreement.

SECTION 3.08.          Waiver of Partition; Nature of Interests in the Company.  Except as otherwise expressly provided for in this Agreement, each of the Members hereby irrevocably waives any right or power that such Member might have:

(a)            to cause the Company or the assets of the Company to be partitioned;

(b)            to cause the appointment of a receiver for all or any portion of the assets of the Company;

(c)            to compel any sale of all or any portion of the assets of the Company; or

(d)            to file a complaint, or to institute any proceeding at law or in equity, to cause the termination, dissolution or liquidation of the Company.

No Member shall have any interest in any specific assets of the Company (including the Loan Portfolio or any Company Loan Investments).

SECTION 3.09.          TL Member Restrictions.  During the Investment Period, the TL Member agrees that it shall advise the BRT Member either in writing (which may be by e-mail) if the TL Member or its Affiliate has entered or desires to enter into a senior mortgage loan (other than loans which are intended for full or partial securitization or which include prepayment penalties or non-recourse provisions on principal) (i) with a borrower first introduced to the TL Member or any of its Affiliates by the BRT Member or any of its Affiliates and which the BRT Member or any of its Affiliates has consummated a loan within the prior twelve (12) months and (ii) which loan has a term of less than three (3) years, including extensions, and an interest rate greater than the then applicable prime rate (as published by the Wall Street Journal) plus 5%.  Within five (5) Business Days after receipt of such notice from the TL Member or any time after the BRT Member has knowledge that the TL Member or its Affiliate entered into such a loan, the BRT Member shall advise the TL Member whether it preliminarily desires such loan to be transferred to the Company as a Company Loan Investment and whether it desires any additional information with respect to such loan.  If the BRT Member fails to respond within five (5) Business Day of notice of such loan from the TL Member, the TL Member shall have no obligation to transfer such loan to the Company.  In the event the BRT Member requests additional information with respect to such loan, the TL Member shall provide such information as is consistent with the information the BRT Member is required to deliver under Section 4.03(e) with respect to a Loan hereunder to the extent such information is in the TL Member’s or its Affiliate’s possession, and the BRT Member shall confirm to the TL Member in writing within five (5) Business Days after receipt of such information whether it desires such loan to be transferred to the Company or requires additional information.  If the BRT Member fails to confirm within such five (5) Business Day of period, the TL Member shall have no obligation to transfer such loan to the Company.  In the event the BRT Member elects to have such loan transferred to the Company, the provisions of Section 5.02(a) shall apply (mutatis mutandis with such changes as may be necessary to reflect the situation) and upon receipt of the BRT Member’s Capital Contribution with respect to such loan, the TL Member shall cause the loan to be transferred to the Company pursuant to the Assignment Documents.  Upon the transfer of such loan to the Company, the TL Member or its Affiliate, as applicable, shall deposit with the Company for distribution pursuant to this Agreement the amount of any points or other fees paid to the TL Member or its Affiliate with respect to such Loan (exclusive, however, of any portion of such fee that would not be payable with respect to Company Loan Points pursuant to clauses (a), (b) and (d) of the definition thereof).  This Section 3.09 shall only survive until the end of the Investment Period.

ARTICLE IV.
MANAGEMENT

SECTION 4.01.          Management.

(a)             Except as otherwise provided in this Agreement, including, without limitation, Section 4.02, the business and affairs of the Company shall be controlled and managed by the Managing Member.  The Managing Member shall, in all cases, act in all material respects in accordance with customary industry standards and Customary Practices and in accordance with this Agreement.  The Managing Member shall assure that it is provided with, and has, the services of appropriately skilled personnel (including, to the extent relevant and to the extent each is employed or otherwise retained by the Managing Member or any of its Affiliates, Jeffrey Gould, Mitchell Gould, David Kalish, Mark H. Lundy and George Zweier), who shall dedicate sufficient time and effort to the performance of the services and responsibilities contemplated hereunder to be provided by the Managing Member in order to facilitate its ability to perform effectively such services and responsibilities. The Managing Member shall consult regularly with the Members in exercising its authority under this Agreement.

(b)            Without limiting the generality of the foregoing Section 4.01(a), and except as otherwise provided in this Agreement, the Managing Member, at the Company’s cost, in each case subject to the terms of this Agreement, (i) shall, acting for and on behalf of the Company: (A) establish the policies and operating procedures of the Company; (B) implement all Major Decisions that have been approved in the manner provided for herein; (C) make decisions (other than (I) Major Decisions and (II) such other decisions as are reserved to one or more of the Members hereunder) as to all matters that the Company has authority to undertake; (ii) may perform, or cause to be performed, all of the Company’s obligations under any agreement to which the Company is a party; and (iii) may enter into contracts on behalf of the Company and make such expenditures as are required to operate and manage the Company in accordance with Customary Practices. All decisions made, and actions taken, by the Managing Member in accordance with the foregoing Section 4.01(a) and this Section 4.01(b) shall be binding on the Company.

(c)        The Members hereby designate the BRT Member to act as the Managing Member of the Company.  The TL Member shall have the exclusive right to remove the BRT Member as the Managing Member (effective upon notice thereto) and appoint its designee as the Managing Member under the following circumstances: (i) the TL Member has the right to remove the Asset Manager pursuant to the Asset Management Agreement, (ii) gross negligence, willful misconduct, bad faith or felony act on the part of the Managing Member, (iii) reckless disregard of its office or duties or breach by the Managing Member of any of its obligations and responsibilities under this Agreement, which reckless disregard or breach is not cured within thirty (30) days after the Managing Member receives written notice thereof from the TL Member identifying such reckless disregard or breach with specificity; provided that if the applicable reckless disregard or breach is not capable of being cured within such thirty (30) day period, but the Managing Member commenced to cure such reckless disregard or breach within such thirty (30) day period, such cure period shall be extended for an additional forty-five (45) days, or (iv) subject to Sections 7.06(e) and 9.13(c), failure to pay amounts owing under Sections 7.06 and 9.13, which failure is not cured within ten (10) days after the BRT Member receives written notice thereof from the TL Member.

SECTION 4.02.          Major Decisions.

(a)             Notwithstanding any provision to the contrary in this Article IV (other than as may be expressly set forth in this Article IV or this Agreement), no action shall be taken, sum expended, decision made or obligation incurred by or on behalf of the Company with regard to the following matters (each a “Major Decision”) unless the same are approved in writing by all of the Members:

(i)           any hiring, employment or other engagement of any officer or other employee of the Company, including, without limitation, the Company Accountants, other than (x) Holtz Rubenstein Reminick LLP whom the Members agree shall be the initial Company Accountants, (y) engaging counsel and other professionals in connection with a foreclosure or other enforcement action related to a Non-Performing Company Loan being undertaken in accordance with the last paragraph of this Section 4.02(a) and (z) Independent Third Parties pursuant to clause (xiv) below;

(ii)           any delegation of any of powers, duties, responsibilities and management functions of the Managing Member, the Tax Matters Member or the Liquidating Member;

(iii)          any financing or refinancing of the Company or any assets of the Company (which include any Third Party Financing);

(iv)          any sale or other transfer of any Company Loan Investment, other than (A) pursuant to a Repurchase Agreement, or (B) in connection with an assignment of a loan when paid in full;

(v)          except as required by GAAP or applicable law, selecting or varying depreciation and accounting methods and making other decisions with respect to treatment of various transactions for state or federal income tax purposes or other financial purposes not otherwise specifically provided for herein, provided that such methods and decisions shall be consistent with the other provisions of this Agreement;

(vi)          determining any reserves to be established prior to the distributions to the Members as provided herein, other than the Loan Workout Reserve and the reserve pursuant to Section 7.06(d);

(vii)         the approval of any contract or other arrangement with any Affiliate of any Member, the Managing Member, the Tax Matters Member or the Liquidating Member;

(viii)       subject to the last paragraph of this Section 4.02(a), the institution of legal action or proceeding (exclusive of a foreclosure action or other enforcement action with respect to any Company Loan Investment or real property or other collateral securing any Company Loan Investment), or the settlement or compromise of any legal action or proceeding (exclusive of any such foreclosure action or other enforcement action with respect to any Company Loan Investment or real property or other collateral securing any Company Loan Investment), involving more than $50,000 or the settlement or compromise of any uninsured claim or legal action or proceeding against the Company involving more than $50,000;

(ix)          any election to admit any other Person as a member to the Company or the issuance of any Interest to any Person other than a Member, except as may be expressly permitted elsewhere in this Agreement; any election (A) to dissolve the Company other than in accordance with the terms of this Agreement, (B) to merge the Company with or into any other entity or (C) to file a bankruptcy or similar insolvency petition on behalf of the Company;

(x)           any election pursuant to Code Section 301.7701-3 to have the Company treated as a corporation for federal income tax purposes;

(xi)          the extension of the maturity date of any Company Loan Investment or any other extension or renewal of any Company Loan Investment not expressly contemplated in the applicable loan documents;

(xii)         any changes to the Investment Approval Process or the definition of Non-Performing Company Loan;

(xiii)        changes to the Standard Loan Documents forms;

(xiv)        subject to the last paragraph of this Section 4.02(a), (I) incurring costs or fees with Independent Third Parties in excess of $5,000 in any one instance or $25,000 in the aggregate for any fiscal year, other than (A) costs that are to be paid with funds from Borrowers, or (B) costs or fees previously approved in connection with a decision made under clause (xv) below, or (II) incurring costs or fees in connection with protective advances for any Company Loan Investment made in accordance with Customary Practices in excess of $25,000 in any one instance or $50,000 in the aggregate for any fiscal year, other than (A) costs that are to be paid with funds from Borrowers, or (B) costs or fees previously approved in connection with a decision made under clause (xv) below;

(xv)         subject to the last paragraph of this Section 4.02(a), any decision relating to loan work-outs, modifications, material waivers, sale or other disposition of or foreclosure action related to any Company Loan Investment, acquisition of any property secured by a Company Loan Investment through foreclosure, deed-in-lieu or other remedy and decisions relating to the management (other than day-to-day management in the ordinary course of business), leasing (other than residential leases with Independent Third Parties in the ordinary course of business), financing, sale or other disposition of any property that was secured by a Company Loan Investment which has been acquired by the Company, and material waivers related to any of the foregoing;

(xvi)        any decision to increase the Maximum Contribution Amount.

Notwithstanding anything contained in the Major Decisions or this Agreement to the contrary, the Managing Member may commence and prosecute a foreclosure or other enforcement action with respect to any Non-Performing Company Loan pursuant to Customary Practices and incur costs and expenses in connection therewith without the prior written consent of all of the Members, except that (x) the Managing Member shall not consummate a foreclosure sale with respect to any Non-Performing Company Loan without the prior approval of the all of the Members in accordance with this Section 4.02(a), (y) if funds are not available from the Loan Workout Reserve to cover costs and expenses in connection with any such foreclosure or other enforcement action, the Managing Member shall not expend with respect to any Non-Performing Company Loan more than $50,000 in the aggregate with respect to such Non-Performing Company Loan (which funds may be taken from the Company’s cash flow or contributed as capital pursuant to Section 5.02(b)) without the prior written consent of all of the Members, and (z) the Managing Member shall provide the Members with written notice of any foreclosure or other enforcement action commenced with respect to any Non-Performing Company Loan promptly after the commencement thereof and shall provide copies of any documents or notices delivered to the applicable Borrower or filed with any court in connection therewith.  In addition, the Managing Member may cause a newly formed Subsidiary to take title to a property subject to a Company Loan Investment pursuant to a walk-away guaranty where the lender is obligated to take title provided certain conditions precedent are satisfied, provided that the Managing Member may not waive any conditions precedent set forth in the applicable Loan Document to so taking title without the prior written consent of the TL Member.  In the event a walk-away guaranty permits the lender to take title at its option, the Managing Member may not cause the Company or a Subsidiary to take title without the TL Member’s consent.

(b)            Major Decisions may be introduced for consideration of the Members by the Managing Member or any Member.  Any provision to the contrary herein notwithstanding, the Managing Member shall have no power or authority to authorize or approve any Major Decision, or, unless the same has been approved in writing by all Members, to take any material action or make any material decision with regard thereto.

(c)            Notwithstanding anything contained herein to the contrary, the Members shall endeavor to resolve any dispute related to a Major Decision within thirty (30) days (or shorter period if any Member reasonably believes that a shorter resolution period is required in order to avoid a default or liability by the Company or any of its Subsidiaries) (the “Resolution Period”) after such Major Decision has been introduced by the Managing Member or any Member to the Members.  In the event that a Major Decision introduced by the Managing Member or any Member is not approved by all of the Members prior to the end of the Resolution Period, such Major Decision shall not be pursued by the Company and the Managing Member shall have no authority to implement such Major Decision.

(d)            Notwithstanding anything contained herein to the contrary, in the event the Members fail to agree to a Major Decision of the type described in Section 4.02(a)(xv) prior to the end of the Resolution Period, the applicable Company Loan Investment or underlying real property, as the case may be, shall marketed for sale by an Approved Broker and sold to the highest bidder for all cash (or, subject to the unanimous consent of the Members, with seller financing) and on such other terms (such as closing date, due diligence period, if any) that the Managing Member shall agree in consultation with the Approved Broker and counsel to the Company, provided that such terms shall be consistent with the then applicable market and are not less favorable to one Member than the other.  The buyer may include any of the Members or their Affiliates.  Any disputes under this clause (d) with respect to a sale of a Company Loan Investment or underlying real property shall be resolved pursuant to arbitration under Article XIII.

SECTION 4.03.          Investment Approval Process.

(a)             The TL Member shall, from time to time, give written notice (which may be by e-mail) to the Managing Member designating up to three (3) individuals as the TL Member’s designee(s) to receive notice of, and the right to attend and participate in, any meeting of the Loan Committee that may occur with respect to a Loan.  The designees of the TL Member shall be permitted (at such designee’s election, either in person or by conference telephone) to attend any meeting of the Loan Committee and (subject to the terms and conditions of this Agreement) to approve or disapprove, on behalf of the TL Member, any Loan proposed to be made by the BRT Member or its Affiliate as a Loan to be acquired by the Company.  The TL Member may, at any time and from time to time, change the individuals so designated and may designate alternative individuals as to serve as its designee(s) for such purpose in the event another individual so designated is unavailable or otherwise unable to act as such designee.  The individuals who have been so designated by the TL Member are herein referred to as the “Designees.”  The BRT Member shall assure that simultaneously with members of the Loan Committee being given notice of any meeting at which any proposed or prospective Loan is to be discussed or considered for approval, the Designees of the TL Member are given notice of such meeting.  The Designees’ only role at any Loan Committee meeting shall be that of an observer, to enable the TL Member to obtain information relevant to its investment decision pursuant to Section 4.03(c) hereof and neither the Designees nor the TL Member shall vote on any decision as to whether the Original Lender shall make any Loan presented to the Loan Committee.

(b)            In order to provide the TL Member with the requisite information for its decision as to whether the Company should invest in a potential Company Loan Investment, the BRT Member shall perform initial due diligence of any potential Company Loan Investment pursuant to Customary Practices and, if requested by the TL Member, an appraisal of the potential real property collateral (which appraisal shall be at the cost of the TL Member if not the obligation of the potential Borrower, provided that if there are sufficient Loan Origination Deposits for such Loan after payment of all other expenses related to such Loan the appraisal shall be paid therefrom).  In the event the BRT Member or its Affiliate determines that it desires to make the applicable Loan, the BRT Member or its Affiliate shall prepare a Committee Report and the TL Investment Template (which may be prepared and submitted prior to the completion of due diligence) which shall be presented to the Designees for review.  The TL Investment Template shall contain such information as is in the possession of the BRT Member and its Affiliates with respect to such Loan.  For the avoidance of doubt, the BRT Member shall be required to present a Committee Report and a TL Investment Template for consideration by the Designees for all Loans that the BRT Member or its Affiliates consider for investment or making, including for any Loan that the BRT Member or its Affiliates consummate after the date hereof prior to preparation of a Committee Report or TL Investment Template.  Notwithstanding anything to the contrary set forth in this Agreement, the BRT Member or any Affiliate thereof may consummate any Loan presented to the Loan Committee at any time and on such terms that it determines in its sole discretion, including, without limitation, making changes to the Standard Loan Documents as it determines in its sole discretion for a new Loan or electing not to use all of the Standard Loan Documents and the right to close Loans prior to a Committee Report and a TL Investment Template being sent to the TL Member, but the foregoing shall not in any way be interpreted as the BRT Member not having to comply with this Section 4.03 which compliance shall be required with respect to each Loan presented to the Loan Committee whether or not consummated prior to the Committee Report and the TL Investment Template being delivered to the Designees, and if the TL Member approves such Loan and funds its Capital Contributions relating thereto in accordance with this Agreement, the BRT Member agrees that it shall transfer, or cause the Original Lender to transfer, such Loan to the Company pursuant to the terms hereof, but if the TL Member does not approve such Loan or fails to fund its Capital Contribution with respect to a Loan after approving the same in accordance with the terms of this Agreement, the Original Lender may sell, offer participations in, dispose of or otherwise transfer such Loan as it sees fit.  In the event the TL Member disapproves a Loan and the BRT Member or its Affiliate later considers a Loan with the same potential Borrower for the same real estate collateral, but with materially different terms or terms more favorable to the lender, the BRT Member or its Affiliate shall be required to resubmit such Loan to the Loan Committee and the Designees for its consideration hereunder.

(c)            Within two (2) Business Days following the receipt by the Designees of the Committee Report and the TL Investment Template with respect to a Loan, the TL Member shall indicate its initial approval or disapproval of such Loan as a potential Company Loan Investment.  The TL Member shall be deemed to have disapproved such Loan as a prospective Company Loan Investment if it has not responded within said two (2) Business Day period.  If the TL Member has indicated its initial approval of a Loan as a prospective Company Loan Investment, then, within one (1) week of the initial approval by the TL Member of such prospective Company Loan Investment, the TL Member shall advise the Managing Member whether, subject Sections 4.03(e) and 4.04, it has approved such prospective Company Loan Investment and whether there are any remaining due diligence items or information which it requires.  Failure to respond within such one (1) week period shall be deemed a disapproval of the Loan.  Any Loan approved pursuant to this Section 4.03(c) shall be an “Approved Loan Investment”.  The BRT Member and the TL Member agree that they shall monitor the due diligence deliveries for any Approved Loan Investment pursuant to a due diligence checklist agreed between them.

(d)            Notwithstanding anything contained herein to the contrary, in the event any Member shall reasonably request any additional information with respect to any Loan (including any third party market study or appraisal) after submission of the applicable Committee Report, then, as soon as reasonably practical after such request is made, the Managing Member shall use reasonable efforts to obtain such additional information (at the requesting Member’s expense to the extent same is not paid by the Borrower) and provide same to the Members.  The Member requesting such information shall have two (2) Business Days following its receipt of such information or notice that the BRT Member will not provide such information to determine whether to approve or disapprove such prospective Company Loan Investment.

(e)             Notwithstanding the TL Member’s approval of a prospective Company Loan Investment, the TL Member shall not be obligated to fund its portion of an Approved Loan Investment unless and until it receives the items below in form and substance satisfactory to the TL Member in its sole discretion:

(i)            all outstanding due diligence items or findings (without duplication of those items listed below) obtained by the Original Lender.

(ii)           fully executed copies of the Loan Documents, together with the final versions of the Loan Documents blacklined against the Standard Loan Documents, and evidence that the prospective Company Loan Investment has been advanced by the Original Lender;

(iii)          the final “Phase 1” environmental report or other environmental audit (or reliance letter on the same) for the benefit of the Original Lender its successors and assigns with respect to the real property that is intended to secure such loan;

(iv)          evidence of title insurance with respect to the real property that is intended to secure such loan;

(v)           written confirmation as to the proper zoning and permitted use of the real property that is intended to secure such loan;

(vi)          copies of all applicable certificates of occupancy with respect to the real property that is intended to secure such loan;

(vii)         copies of appropriate authorizing resolutions, confirmation of signing authority and legal opinions with respect to all applicable Loan Documents for such loan;

(viii)        copies of insurance certificates evidencing that the applicable Borrower has obtained (as provided for in the applicable Loan Documents for such loan) appropriate fire, liability, comprehensive and replacement insurance with respect to the real property that is intended to secure such loan, with the lender and its successors and assigns listed as a loss payee or additional insured, as applicable, with respect to each insurance policy;

(ix)          evidence that all Taxes due and payable with respect to the real property that is intended to secure such loan shall have been paid in full and discharged or escrowed with the lender or the title company;

(x)           confirmation from the Original Lender that to its knowledge and without further investigation there has been no material adverse change with respect to (x) the collateral securing the prospective Company Loan Investment, (y) the business, profits, operations or financial condition of the applicable Borrower, or (z) the ability of the applicable Borrower to repay the principal and interest of the prospective Company Loan Investment as it becomes due or to satisfy any of Borrower’s obligations under the applicable Loan Documents;

(xi)           an estimate of the Approved Excess Expenses;

(xii)          copies of any material agreements with respect to the applicable real estate collateral;

(xiii)         a copy of the Borrower’s organizational chart; and

(xiv)        evidence that all third party reports, title insurance and surveys inure to the benefit of the Original Lender’s successors and assigns.

The foregoing items shall be provided to the extent in the possession of the Original Lender or any of its Affiliates; however, for the avoidance of doubt, the TL Member shall be under no obligation to contribute capital hereunder with respect to the acquisition by the Company of any Approved Company Loan unless the TL Member receives (or, in its sole discretion, waives the receipt of) such items.  The TL Member shall have seven (7) Business Days after receipt of all of the items set forth in this clause (e) or notice from the BRT Member that it is not providing any further items not yet provided with respect to an Approved Company Loan to advise the BRT Member whether such items are satisfactory to the TL Member and whether, subject to Section 4.04, it intends to fund its Capital Contribution with respect to such Approved Company Loan.

(f)             The BRT Member shall be obligated to transfer, or to cause the Original Lender to transfer, any prospective Company Loan Investment to the Company in the event such prospective Company Loan Investment is approved and funded by the TL Member as provided in this Section 4.03 and Section 5.02(a).

(g)            Any Loan that is not approved by the TL Member within specified time frames set forth in this Section 4.03 shall be deemed disapproved, time being of the essence, in which case the Original Lender or an Affiliate thereof may make and/or retain such loan for its own account and/or dispose of all or any portion of such Loan as it sees fit.

(h)            In the event the BRT Member fails to advise the TL Member of any Loan pursuant to the terms of this Agreement within ten (10) Business Days after such Loan has been consummated by the BRT Member or its Affiliate, upon the TL Member’s knowledge of such Loan or subsequent disclosure thereof by the BRT Member or its Affiliate, the BRT Member shall be required to provide the TL Member with such information with respect to such Loan as it would have been required to provide under this Agreement had the BRT Member complied with the terms hereof.  If the TL Member then elects for such Loan to be transferred to the Company in accordance with the terms of this Agreement, the BRT Member shall cause the Original Lender to do so in accordance with the terms of this Agreement.  Upon the transfer of such Loan to the Company, the Original Lender shall deposit with the Company for distribution pursuant to this Agreement the amount of any Company Loan Points with respect to such Loan, including any BRT Retained Points, which shall be the TL Member’s sole remedy.

SECTION 4.04.         Transfer of Loans to the Company.  The Managing Member shall cause the Company to acquire an Approved Loan Investment within one (1) Business Day after the Members have made the Capital Contributions to acquire such Loan pursuant to Section 5.02(a), but not less that two (2) Business Days after the Original Lender has funded its acquisition of such Approved Loan Investment, provided, however, that if the TL Member notifies the BRT Member that a material adverse change with respect to the Approved Loan Investment has occurred prior to the Company’s actual acquisition of the Approved Loan Investment from the Original Lender (as determined by the TL Member in its sole discretion), then, at the TL Member’s election, the Company shall not acquire the Approved Loan Investment from the Original Lender (even if the TL Member has funded its portion of the cost thereof pursuant to Section 5.02(a)) and the Original Lender shall be free to hold such Loan for its own account and/or dispose of all or a portion of such Loan as it sees fit.  In connection with such acquisition by the Company of any Company Loan Investment the following shall occur:

(a) The Managing Member shall provide the Members with fully executed copies of the Assignment Documents; and

(b) Original Lender shall transfer to the Company the Company Loan Points.

SECTION 4.05.          Limitation on Other Members’ Rights to Manage the Company.  Except as expressly provided in this Agreement, no Member, other than the Managing Member, shall have any right or power to participate in or have any control over the Company’s business, affairs or operations or to act for or to bind the Company in any matter whatsoever; provided, however, that the foregoing shall not be deemed to limit or impair, or to adversely affect, the right of any Member to withhold its consent to any Major Decision or the effect of any Member’s failure to grant any such consent.

SECTION 4.06.          Accounting and Fiscal Year.  The books of the Company shall be kept on the accrual basis in accordance with U.S. generally accepted accounting practices and principles consistently applied (“GAAP”), and the Company shall report its operations for tax purposes on the accrual method.  The taxable year of the Company shall end on December 31 of each year unless a different taxable year shall be required by the Code.

SECTION 4.07.          Books and Records.  The Managing Member shall maintain, or cause to be maintained, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the operations of the Company.  Bills, receipts and vouchers shall be maintained on file by the Managing Member.  The Managing Member shall maintain said books and accounts in a safe manner and separate from any records not having to do directly with the Company.  The Managing Member shall cause audits to be performed and audited statements and income tax returns to be prepared as required by Section 4.10.  Such books and records of account shall be prepared and maintained by the Managing Member at the principal place of business of the Company or such other place or places as may from time to time be determined by the Managing Member.

SECTION 4.08.          Access to Books and Records.  The Company shall provide each Member and its accountants or other representatives, and the Managing Member shall cause the Company to provide each Member and its accountants or other representatives, with free and unlimited access during normal business hours upon reasonable prior notice to the Managing Member to, and the ability to make copies of, all books and records relating to the Company and its operations, including the Loan Portfolio.

SECTION 4.09.          Provision of Financial Statements and Reports.  The Company shall provide each Member, and the Managing Member shall cause the Company to provide each Member, with the following:

(a)            within three (3) Business Days following the end of each calendar month (i) a Status Report with respect to the status of each of the Company Loan Investments as of the end of such calendar month, (ii) details of cash receipts and cash disbursements of the Company together with a description of the revenue and expense items to which they relate to, and (iii) details on the accruals and income and expenses during the month;

(b)            within fifteen (15) Business Days following the end of each calendar month, an estimated balance sheet and income statement prepared in accordance with GAAP with a report detailing each Member’s capital account balance as of such calendar month;

(c)            within five (5) Business Days following the end of each Fiscal Quarter, a Portfolio Management Report for such Fiscal Quarter;

(d)            within fifteen (15) Business Days following the end of each Fiscal Quarter,  details on any impairments to assets to be recognized on the books of the Company for the end of the applicable Fiscal Quarter

(e)            within thirty (30) days following the end of each Fiscal Quarter (other than the last Fiscal Quarter) of each Fiscal Year, unaudited financial statements of the Company for such Fiscal Quarter and for such Fiscal Year through the end of such Fiscal Quarter, which financial statements shall include a statement of profit and loss and of cash flows of the Company for each of the periods covered thereby and a balance sheet of the Company as of the end of such Fiscal Quarter, in each case been prepared in accordance with GAAP applied on a consistent basis;

(f)            within sixty (60) days following the end of each Fiscal Year, audited financial statements of the Company for such Fiscal Year, which financial statements shall include a statement of profit and loss and of cash flows of the Company for such Fiscal Year and a balance sheet of the Company as of the end of such Fiscal Year, in each case been prepared in accordance with GAAP applied on a consistent basis;

(g)            within sixty (60) days following the end of each Fiscal Year, the Form K-1 and other documentation required by each Member for the purposes of determining such Member’s income (or loss) for such Fiscal Year attributable to such Member’s interest in the Company; and

(h)            promptly after any request therefor, such other information and reports as any Member may from time to time reasonably request with respect to the Company, its business and operations and/or the Loan Portfolio and the performance thereof.

SECTION 4.10.          Reports.  The Managing Member shall prepare the financial reports and other information that the Members may determine are appropriate, including those provided for in Section 4.09.  In addition, promptly after the end of each Fiscal Year, the Managing Member will cause the Company Accountant to prepare and deliver to each Member a report setting forth in sufficient detail all such information and data with respect to business transactions effected by or involving the Company during such Fiscal Year as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with the laws, rules and regulations then prevailing.  The Managing Member will also cause the Company Accountant to prepare federal, state and local tax returns required of the Company, submit those returns to the Members for their approval as early as practicable but in no event later than sixty (60) calendar days following the end of the preceding Fiscal Year and will file the tax returns after they have been approved by the Members.  In the event any Member shall not in good faith be able to approve any such tax return prior to the date required for the filing thereof, the Managing Member will timely obtain an extension of such date if such extension is available under applicable law.  The Managing Member shall prepare and distribute the reports and statements described in this Section 4.10.  All decisions as to accounting principles shall be made by the Managing Member, subject to the provisions of this Agreement.

SECTION 4.11.         The Company Accountant.  The Company shall retain the Company Accountant as its regular accountant and auditor.  The fees and expenses of the Company Accountant (such fees and expenses, collectively, the “Accounting Fees”), inclusive of any such fees related to the preparation of any tax returns, shall be a Company operating expense.

SECTION 4.12.          Reserves.  Subject to Section 4.02(a), the Managing Member may establish Reserves agreed to by the Members (i) to satisfy requirements of applicable law, (ii) to make payments on or with respect to the Third Party Financing or (iii) for other Operating Expenses.

SECTION 4.13.          Tax Matters.

(a)            Tax Matters Member.  The Managing Member is specifically authorized to act as the Company’s “Tax Matters Member” and shall act as the Company’s “tax matters partner” within the meaning of Section 6231(a)(7) of the Code and in any similar capacity under state or local law.  The Tax Matters Member shall have the authority, but only with the consent of the TL Member (not to be unreasonably withheld, conditioned or delayed), to make any and all elections for federal, state, local and foreign tax purposes, including any election, if permitted by applicable law:  (i) to make the election provided for in Code Section 6231(a)(1)(B)(ii), (ii) to adjust the basis of any Company assets pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Interests and Company distributions; (iii) to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, local or foreign tax returns; and (iv) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local or foreign law, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members.  The Tax Matters Member shall take no actions (other than ministerial actions) without the consent of the TL Member (not to be unreasonably withheld, conditioned or delayed).

(b)            Tax Information.  Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Fiscal Year but not later than sixty (60) days after the end of each Fiscal Year.

(c)            Treatment as a Partnership.  The Members intend for the Company to be treated as a partnership under the Code.  The Members shall take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company by the Tax Matters Member.  The Tax Matters Member shall cause all federal, state and local income and other tax returns to be timely filed by the Company.

SECTION 4.14.          Reimbursement for Certain Expenses.  The Company shall reimburse the Original Lender or its applicable Affiliate for Loan Origination Expenses that are in excess of the corresponding Loan Origination Deposits with respect to any Company Loan Investment acquired by the Company, provided that the BRT Member has submitted to the TL Member an estimate of such excess expenses prior such Loan being acquired by the Company (the “Approved Excess Expenses”).  For the avoidance of doubt, the TL Member shall be required to fund pursuant to Section 5.02(a) its proportionate share based on its Contribution Percentage of any such Approved Excess Expenses for any Company Loan Investment acquired by the Company.  The Loan Origination Expenses that the Company is obligated under this Section 4.14 to reimburse to the BRT Member or its applicable Affiliate are herein referred to as the “Reimbursable Loan Origination Expenses.”

SECTION 4.15.          Obligation of the Managing Member to Bear Expenses.

(a)            The Managing Member shall bear (and shall pay so as not to subject the Company to any obligation to pay, except as provided in this Agreement) (a) all costs and expenses related to the performance of the duties and obligations of the Managing Member, the Tax Matters Member and the Liquidating Member hereunder and (b) all personnel and other overhead and related costs and expenses (including rent, utilities and expenses for telecommunications, printing, mailing and courier service and any travel or entertainment expenses) and other operating costs with respect to the operation of the Company’s business.

(b)            Subject to Section 12.12, the Company shall bear and pay the following, but (except with the prior written consent of all of the Members) only the following, expenses:  (i) all Taxes payable by the Company, (ii) all Accounting Fees incurred by the Company, (iii) all legal and other expenses incurred by the Company and payable to an Independent Third Party in connection with (A) the enforcement of any Company Loan Investment (including the foreclosure under any related mortgage or pledge agreement or other Loan Documents or other realization upon any real property or other collateral securing such Company Loan Investment and any costs or expenses related to the repair, preservation or improvement of any real property securing any Company Loan Investment, including (if applicable) after the Company has acquired such real property in connection with a foreclosure sale or otherwise) (all such legal and other expenses, collectively, “Foreclosure Expenses”) or (B) the enforcement of any contract to which the Company is a party, (iv) all payments of interest, principal and any other amounts (including any points and other fees payable by the Company to any Third Party Lender in connection with any Third Party Financing) that are payable by the Company to any Third Party Lender in connection with any Third Party Financing, (v) all legal and other similar expenses incurred by the Company and payable to an Independent Third Party in connection with the preparation and negotiation of any loan agreement or other documentation relating to any Third Party Financing, (vi) all legal and other expenses incurred by the Company and payable to an Independent Third Party in connection with the dissolution and liquidation of the Company as contemplated under Article IX (vii) any Reimbursable Loan Origination Expenses, (viii) all costs and expenses in connection with the formation of the Company (but not in connection with the negotiation of the Company’s Limited Liability Company Agreement which costs shall be borne individually by the Members) and the on-going corporate maintenance of the Company, including payment of annual dues, registration fees, taxes and similar ministerial fees, (ix) the Asset Management Fee and (x) all other expenses expressly permitted to be paid pursuant to the terms of this Agreement (all of the costs and expenses referred to in the foregoing clauses (i) through (x) are herein referred to collectively as the “Operating Expenses”).  Notwithstanding anything contained in this Section 4.15 to the contrary, the Managing Member shall be authorized to apply any Loan Origination Deposits in payment of any corresponding Loan Origination Expenses.

SECTION 4.16.          Holding of REIT Qualifying Assets.  If any Member or a direct or indirect parent of any Member is a real estate investment trust and such Member is not a taxable REIT subsidiary, at the request of such Member, the Managing Members shall promptly dispose of any asset of the Company that generates gross income of a character that is not described in Section 856(c)(3) of the Code, causes or threatens to cause such Member to fail to satisfy the requirements of Section 856(c)(4) of the Code or produces income from a prohibited transaction within the meaning of Section 857(b)(6) of the Code.

SECTION 4.17.          Asset Management.

(a)            The Managing Member shall cause the Company to enter into the Asset Management Agreement with the Asset Manager, such agreement in form and substance satisfactory to the Members, with respect to the management and servicing of the Company.  The Asset Manager shall service the Company Loan Investments on a day-to-day basis in accordance with Accepted Servicing Practices (as defined in the Asset Management Agreement).  In the event of any Termination Event (as defined in the Asset Management Agreement) which remains uncured by the Asset Manager beyond any applicable notice and cure period, the TL Member shall have the right, as provided in the Asset Management Agreement, to remove the Asset Manager and designate a replacement in accordance with the terms of the Asset Management Agreement.  The Managing Member shall cause the Company to perform under the Asset Management Agreement, subject to the terms of this Agreement.

(b)            The Company shall pay an annual fee to the Asset Manager, quarterly in arrears, equal to (A) one-half percent (1/2%) of the weighted average of the aggregate outstanding principal amounts of the Company Loan Investments (exclusive of any Non-Performing Company Loans) during such Fiscal Quarter (provided that, for any Fiscal Quarter that is less than three (3) full calendar months, the foregoing amount shall be pro rated based upon the length of such Fiscal Quarter compared to the corresponding three full calendar months) plus (B) one percent (1%) of the weighted average of the aggregate outstanding principal amounts of the Non-Performing Company Loan (provided that, for any Fiscal Quarter that is less than three full calendar months, the foregoing amount shall be pro rated based upon the length of such Fiscal Quarter compared to the corresponding three (3) full calendar months), if any.  The Asset Management Fee when owing shall be paid to the Asset Manager prior to any distributions to the Members pursuant to Section 7.01 hereof.

ARTICLE V.
CAPITAL

SECTION 5.01.          Initial Capital Contributions.  Within ten (10) Business Days following the Effective Date, the TL Member shall contribute $40,000 to the capital of the Company and the BRT Member shall contribute $10,000 to the capital of the Company.

SECTION 5.02.          Capital Calls.

(a)            Upon confirmation that a prospective Company Loan Investment made by the Original Lender has been approved by the TL Member in accordance with Section 4.03, the Managing Member shall provide written notice thereof to each Member and, in such notice, shall make a call upon such Member for a capital contribution to the Company in an amount equal to such Member’s Contribution Percentage of (x) the principal amount of such Company Loan Investment anticipated to be acquired by the Company and (y) any Approved Excess Expenses in connection therewith any(any such written notice, a “Capital Call Notice”).  Each Capital Call Notice under this Section 5.02(a) shall specify the principal amount of such Company Loan Investment anticipated to be acquired by the Company and the applicable Approved Excess Expenses.  Within five (5) Business Days following its receipt of any such Capital Call Notice, subject to Section 4.04, each Member shall contribute to the capital of the Company, in immediately available funds, its Contribution Percentage of the principal amount of such Company Loan Investment anticipated to be acquired by the Company and applicable Approved Excess Expenses, if any, as set forth in such Capital Call Notice; provided, however, that no Member shall be obligated to make any such additional contribution to the capital of the Company to the extent that the amount of such additional contribution, when aggregated with all capital contributions that have theretofore been made by such Member to the capital of the Company (including pursuant to Section 5.01) and that have not been repaid or returned to such Member as contemplated under Section 7.01(a) would exceed such Member’s Maximum Contribution Amount; provided, further, that (i) the BRT Member shall not be required to contribute its Contribution Percentage with respect to such Company Loan Investment and applicable Approved Excess Expenses which amount shall be deemed contributed upon consummation of the acquisition by the Company of the applicable Company Loan Investment, and (ii) the amount contributed by the TL Member shall be paid by the Company to the Original Lender upon receipt by the Company.

(b)            In the event the Managing Member, acting in good faith and in accordance with Customary Practices, determines that the Company does not have sufficient cash in the Loan Workout Reserve to cover (i) Foreclosure Expenses, (ii) protective advances with respect to any Non-Performing Company Loan, (iii) enforcement costs in connection with enforcing lender rights with respect to any Non-Performing Company Loan, or (iv) carrying costs for real property acquired pursuant to foreclosure or other enforcement action with respect to any Non-Performing Company Loan, and that have been incurred retained or are anticipated to be incurred by the Company in each case in accordance with the terms of this Agreement and Customary Practices, the Managing Member may deliver a Capital Call Notice to the Members to provide capital contributions to the Company to fund such costs and expenses in accordance with their applicable Contribution Percentages.  Such Capital Call Notice shall include the amount of such capital call and, in reasonable detail, the anticipated application of the amount being requested.  Within ten (10) days following its receipt of such Capital Call Notice, the Members shall contribute to the capital of the Company, in immediately available funds, their applicable Contribution Percentage of the costs and expenses detailed in the Capital Call Notice.

SECTION 5.03.    No Further Capital Contributions.  Except as expressly provided in this Agreement or with the prior written consent of all the Members, no Member shall be required to contribute any other or further capital to the Company (subject, however, to the last sentence of Section 7.05), nor shall any Member be required or entitled to loan any funds to the Company.  No Member will have any obligation to restore any negative or deficit balance in its Capital Account upon liquidation or dissolution of the Company (and for purposes of this Section 5.03, Capital Account shall be deemed to also include the capital account of any Member for financial or book purposes or as set forth in the Delaware Act or under common law).  Notwithstanding any other provision of this Agreement to the contrary, nothing contained herein will, or is intended or will be deemed to benefit any creditor of the Company or any creditor of any Member, and no such creditor shall have any rights, interests or claims hereunder, be entitled to any benefits or be entitled to require the Company or any Member to demand, solicit or accept any loan, advance or Additional Capital Contribution for or to the Company or to enforce any rights that the Company or any Member may have against any other Member or that any Member may have against the Company, pursuant to this Agreement or otherwise.

SECTION 5.04.    Method of Payment.  All Capital Contributions or advances required by or provided for in this Article V shall be made by wire transfer of funds to the Company account designated by the Managing Member, and any distributions to any Member (pursuant to Article VII or IX) required by or provided in this Agreement shall be made by wire transfer of funds to such account as designated by such Member or other means mutually acceptable or then commonly used for the receipt and distribution of proceeds in major commercial transactions.

SECTION 5.05.    Defaults in Making Capital Contributions and Remedies.

(a)    If the TL Member, after it has approved a Company Loan Investment in accordance with the terms of this Agreement, fails to timely make any Capital Contribution (or any portion thereof) required pursuant to Section 5.02(a), time being of the essence, the Company shall not acquire the prospective Company Loan Investment and the Original Lender shall be permitted to retain, sell, transfer, convey, encumber all or any portion of such prospective Company Loan Investment and neither the TL Member nor the Company shall have any rights with respect thereto.

(b)    If either Member (the “Non-Contributing Member”) fails to timely make any Capital Contribution (or any portion thereof) required pursuant to Section 5.02(b), and the other Member (the “Contributing Member”) has fully made its Capital Contribution as required pursuant to Section 5.02(b), then the Contributing Member may cause either (but not both) of the following actions to be taken by delivery of notice to such effect to the Company and the Non-Contributing Member (which notice shall be so delivered within ten (10) Business Days following the date the Non-Contributing Member was required, but failed, to make such Capital Contribution):

        (i)   The Contributing Member may (A) advance (in addition to such amount as the Contributing Member is required to contribute to the capital of the Company pursuant to Section 5.02(b)) to the Company an amount up to the Non-Contributing Member’s Default Contribution Amount, and (B) designate such advance as a “Priority Member Advance” (provided, however, such Priority Member Advance will be considered and treated as a Capital Contribution for federal income tax purposes); or

              (ii)   The Contributing Member may withdraw its share of such required Capital Contribution.

(c) Notwithstanding any other provision of this Agreement to the contrary, in the event any Member fails to timely make any Capital Contribution (or any portion thereof) required pursuant to Section 5.02(b) and the resulting exercise of any remedy in this Agreement results in the immediate or future imposition of a transfer tax on the Company (or any Member thereof), the Member that failed to make such Capital Contribution under Section 5.02(b) shall be liable for and shall be obligated to directly pay any such transfer tax (and such payment shall not be deemed to be a Capital Contribution and shall have no effect upon the allocation provisions or any other equity provisions of this Agreement).

(d) Each Member acknowledges and agrees that the other Member would not be entering into this Agreement were it not for (i) the Members agreeing to make the Capital Contributions provided for in Sections 5.01 and 5.02 and (ii) the remedy provisions provided for herein.  Each Member acknowledges and agrees that in the event any Member fails to make its Capital Contributions pursuant to this Agreement, the other Member will suffer substantial damages and the remedy provisions set forth above are fair, just and equitable in all respects and administratively superior to any other method for determining such damages.

ARTICLE VI.
ALLOCATIONS

SECTION 6.01.    Profits and Losses.  Profits and Losses and, in the discretion of the Members, individual items of income, gain, loss or deduction, for any fiscal year shall be allocated to the Members, after giving effect to the allocations set forth in Section 6.03, to the extent necessary to cause the Capital Account balance of each Member to equal the amount that would be distributable to such Member under Section 9.04(c), if, at the time of the allocation pursuant to this Section 6.01, the Company were dissolved, its affairs wound up, and the Company sold all of its remaining assets for an amount equal to their respective Gross Asset Values, repaid all Company liabilities (limited, in the case of nonrecourse liabilities to the Gross Asset Value of the property securing such liability) and distributed all remaining proceeds to the Members in accordance with Section 9.04(c) on the last day of such Fiscal Year.

SECTION 6.02.    Intentionally Omitted.

SECTION 6.03.    Special Allocations.  The following special allocations shall be made in the following order:

(a)    Intentionally Omitted.

(b)    Qualified Income Offset.  In the event that any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 6.03(b) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.03(b) were not in this Agreement.

(c)    Gross Income Allocation.  In the event that any Member has an Adjusted Capital Account Deficit at the end of any Allocation Year, such Member shall be allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 6.03(b) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article VI have been tentatively made as if Section 6.03(b) and this Section 6.03(c) were not in this Agreement.

(d)    Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of such Company asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Interests in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(e)    Allocations Relating to Taxable Issuance of Interests.  Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of an Interest by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

SECTION 6.04.    Intentionally Omitted.

SECTION 6.05.    Other Allocation Rules.

(a)    Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Article VI as of the last day of each Fiscal Year, provided that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of Property are adjusted pursuant to clause (ii) of the definition of “Gross Asset Value” in Section 1.01.

(b)    For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Managing Member (except to the extent otherwise provided in Section 8.06) using any permissible method under Code Section 706 and the Regulations thereunder.

(c)    The Members are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income and loss for income tax purposes, except as otherwise required by law.

SECTION 6.06.    Tax Allocations; Code Section 704(c).

(a)    Except as otherwise provided in this Section 6.06, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under this Article IV.  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of “Gross Asset Value” in Section 1.01).

(b)    In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(c)    Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement, provided that the Company shall elect to apply the traditional method described by Regulation Section 1.704-3(b), and provided, further, that any items of loss or deduction attributable to property contributed by a Member shall, to the extent of an amount equal to the excess of (A) the federal income tax basis of such property at the time of its contribution over (B) the Gross Asset Value of such property at such time, be allocated in its entirety to the such contributing Member and the tax basis of such property for purposes of computing the amounts of all items allocated to any other Member (including a transferee of the contributing Member) shall be equal to its Gross Asset Value upon its contribution to the Company. Allocations pursuant to this Section 6.06 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

ARTICLE VII.
DISTRIBUTIONS

SECTION 7.01.    Amounts Distributed.

(a)    Quarterly Distributions.  Except as otherwise provided in Article IX, promptly (and in any event, within five (5) Business Days) following the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending June 30, 2011) or such sooner time period as the Managing Member shall determine the Company shall distribute, and the Managing Member shall cause the Company to distribute, to the Members from (and to the extent of) the Net Cash Available for Distribution (determined as of the close of business on the last day of such Fiscal Quarter) the following amounts in accordance with the following steps and in the following priorities:

        (i)    First step, to each Member the amount (if any) equal to (A) the aggregate outstanding amount of such Member’s Priority Member Advance(s) that have not been repaid to such Member as contemplated by this clause (i) or otherwise repaid to such Member plus (B) an amount sufficient to pay such Member a twelve percent (12%) per annum (calculated on the actual number of days outstanding) return on the aggregate outstanding amount of the Priority Member Advance(s) of such Member during such Fiscal Quarter.

        (ii)    Second step, to the extent the Company receives collections with respect to a Company Loan Investment, for expenses previously paid or losses with respect to principal previously distributed with respect to such Company Loan Investment from the Loan Workout Reserve, to the Loan Workout Reserve in an amount equal to the amount so received to cover such expenses or losses previously paid or distributed, as applicable;

        (iii)    Third step, 80% to the TL Member and 20% to the BRT Member until each of the TL Member and the BRT Member has received an Annual Return, non-compounded, equal to eight percent (8%) on the average weighted amount of its outstanding Capital Contributions;

        (iv)          Fourth step, 70% to the TL Member, 29% to the BRT Member and 1% to REIT Management until such time as the TL Member shall have received an Annual Return, non-compounded, equal to 11% on the average weighted amount of its outstanding Capital Contribution; provided, however, that with respect to any amounts to be distributed to the BRT Member and REIT Management pursuant to this clause (iv), the Managing Member shall deposit 10% of such amounts to (A) the Loan Workout Reserve until such time as the Loan Workout Reserve is equal to the greater of (x) two hundred fifty thousand dollars ($250,000.00), or (y) one percent (1%) of the maximum outstanding balances on all Company Loan Investments (the greater amount being the “Required Balance”), and (B) thereafter, if at the time of distribution there are any Non-Performing Company Loans, to the Loan Workout Reserve until such time as the Loan Workout Reserve is equal to the outstanding principal amount of all Non-Performing Company Loans then held by the Company;

        (v)           Fifth step, 60% to the TL Member, 38% to the BRT Member and 2% to REIT Management until such time as the TL Member shall have received an Annual Return, non-compounded, equal to 13% on the average weighted amount of its outstanding Capital Contribution provided, however, that with respect to any amounts to be distributed to the BRT Member and REIT Management pursuant to this clause (v), the Managing Member shall deposit 20% of such amounts to (A) the Loan Workout Reserve until such time as the Loan Workout Reserve is equal to the Required Balance, and (B) thereafter, if at the time of distribution there are any Non-Performing Company Loans, to the Loan Workout Reserve until such time as the Loan Workout Reserve is equal to the outstanding principal amount of all Non-Performing Company Loans then held by the Company; and

        (vi)          Sixth step, the balance, 50% to the TL Member, 47% to the BRT Member and 3% to REIT Management ; provided, however, that with respect to any amounts to be distributed to the BRT Member and REIT Management pursuant to this clause (vi), the Managing Member shall deposit 30% of such amounts to (A) the Loan Workout Reserve until such time as the Loan Workout Reserve is equal to the Required Balance, and (B) thereafter, if at the time of distribution there are any Non-Performing Company Loans, to the Loan Workout Reserve until such time as the Loan Workout Reserve is equal to the outstanding principal amount of all Non-Performing Company Loans then held by the Company.

At any time as the amount held in the Loan Workout Reserve exceeds the applicable Required Balance plus the outstanding principal balance of the Non-Performing Company Loans, then such excess shall be distributed to the BRT Member and REIT Management in such proportions as the BRT Member shall direct.  Upon liquidation of the Company pursuant to Article IX hereof, the amount held in the Loan Workout Reserve shall be distributed to the BRT Member.

As used herein, “Annual Return” shall mean a return that reflects all interest income on Company Loan Investments less any expenses, accrued during the applicable period.  The Annual Return shall be reduced or increased by any losses or gains respectively, on Company Loan Investments.  All determinations of interest income, expenses and gains and losses shall be determined according to GAAP.

(b)    Distributions of the Loan Workout Reserve.  The Managing Member shall be required to fund any costs or expenses relating to (i) Foreclosure Expenses, (ii) protective advances with respect to any Non-Performing Company Loan, (iii) enforcement costs in connection with enforcing lender rights with respect to any Non-Performing Company Loan, or (iv) carrying costs for real property acquired pursuant to foreclosure or other enforcement action with respect to any Non-Performing Company Loan from the Loan Workout Reserve to the extent funds are available therefor and, to the extent funds are not available therefor, as otherwise provided in this Agreement.  In the event that the Loan Workout Reserve does not contain sufficient cash to cover applicable costs, the Managing Member (subject to the last paragraph of Section 4.02(a)) may call for capital contributions of the Members in accordance with Section 5.02(b).  In no event may the Managing Member use cash flow of the Company to cover such costs and expenses relating to Non-Performing Company Loans, other than as set forth in the last paragraph of Section 4.02(a).  In addition, the Managing Member shall be required to distribute to the Members pursuant to Section 7.01(a) from the Loan Workout Reserve any actual losses with respect to principal from any Company Loan Investment to the extent funds are available therefor in the Loan Workout Reserve.

SECTION 7.02.    Amounts Withheld.  All amounts withheld pursuant to the Code or any provision of any state, local, or foreign tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 7.02 for all purposes under this Agreement.  The Company is authorized to withhold from payments and distributions, or with respect to allocations, to the Members, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law or any foreign law and shall allocate any such amounts to the Members with respect to which such amount was withheld.

SECTION 7.03.    Limitations on Distributions.  The Company shall make no distributions to any of the Members except (i) as provided in this Article VII or in Article IX or (ii) as agreed to by all of the Members.

SECTION 7.04.    Intentionally Omitted.

SECTION 7.05.    Distributions and Payments to Members.  It is the intent of the Members and the Managing Member that no distribution or payment to any Member (including distributions under Sections 7.01 and 9.04) shall be deemed a return of money or other property in violation of the Delaware Act.  The payment or distribution of any such money or property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Delaware Act, and the Member receiving any such money or property shall not be required to return any such money or property to the Company, any creditor of the Company or any other Person.  However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, such obligation shall be the obligation of such Member and not of the Company, any other Member or the Managing Member.  Any amounts required to be paid under such obligation shall be treated as a permitted additional Capital Contribution.

SECTION 7.06.    Annual Clawback.

(a)    As at the end of each Fiscal Year (the “Annual Clawback Determination Date”), the Managing Member shall perform (within sixty (60) days of the end of such Fiscal Year) a “Liquidation Test” whereby the Managing Member shall value all of the Company Loan Investments and other assets in accordance with GAAP and shall determine whether, if the Company had been liquidated at such date, the BRT Member and REIT Management have received in respect of the Promote Interest (but excluding any amounts deposited in the Loan Workout Reserve which have not yet been distributed to the BRT Member or REIT Management), an amount which exceeds the amount to which they would be entitled as the Promote Interest when calculated on a cumulative basis through such Fiscal Year after taking into account any amount previously paid to the Company on behalf of the TL Member or to the TL Member by or on behalf of the BRT Member or REIT Management pursuant to this Section 7.06.  The valuation performed by the Managing Member shall be subject to review and approval by the Company Accountant and shall be submitted to the TL Member, with supporting documentation and analysis, after such approval (the “Clawback Results”).  In the event that it is determined that the BRT Member and REIT Management have received an amount which exceeds the amount to which they are entitled as the Promote Interest through such Annual Clawback Determination Date, the BRT Member will be required to pay on behalf of itself and REIT Management the Net Clawback Amount to the TL Member or, in the TL Member’s discretion, to the Company for distribution to the TL Member, as of such Annual Clawback Determination Date.

(b)    The amounts to be repaid or recontributed by the BRT Member on behalf of itself and REIT Management pursuant to this Section 7.06 are hereby guaranteed by BRT (as primary obligor and not merely as surety), which guarantee shall be full and unconditional.  BRT waives presentment to, demand of payment from and protest to the BRT Member.

(c)    As security for any Net Clawback Amount owing to the TL Member under this Section 7.06 and/or Section 9.13, the BRT Member shall pledge to the TL Member pursuant to a pledge agreement in form and substance satisfactory to the BRT Member and the TL Member, 100% of the BRT Member’s membership interests in the Company) (“Security Document”).

(d)    If the calculation of any Liquidation Test pursuant to Section 7.06(a) performed after the end of the Investment Period demonstrates that the BRT Member and REIT Management may be owed amounts in respect of the Promote Interest due to any Company Loan Investments which at the time of such Liquidation Test had a diminution in asset value or revenue according to GAAP (such amounts that may be owing from time to time, the “Promote Deficiency”), the following shall apply: (i) with respect to the first determination of a potential Promote Deficiency, the Managing Member shall create a reserve pursuant to which the Managing Member shall deposit from cash flow of the Company (as available and prior to distribution of amounts pursuant to Section 7.01(a)) an amount equal to the potential Promote Deficiency, (ii) if after the reserve is created any future annual Liquidation Test performed pursuant to Section 7.06(a) or final liquidation pursuant to Section 9.13 demonstrates that there may be an increase in the Promote Deficiency, the Managing Member shall deposit funds from cash flow of the Company (as available and prior to distribution of amounts pursuant to Section 7.01(a)) into the reserve until such time as the reserve holds an amount equal to the then applicable potential Promote Deficiency, (iii) if any future annual Liquidation Test performed pursuant to Section 7.06(a) or final liquidation pursuant to Section 9.13 demonstrates that the BRT Member and REIT Management have received excess Promote Interest, the excess Promote Interest shall be released from the reserve and distributed pursuant to Section 7.01(a) within two (2) Business Days of such determination, and (iv) if the calculation at final liquidation under Section 9.13 demonstrates an actual Promote Deficiency, the BRT Member and REIT Management shall be entitled to receive from the reserve an amount up to such Promote Deficiency (less any amounts received in respect thereof from the distribution of funds from Loan Workout Reserve to the BRT Member) and otherwise any funds in the reserve shall be released from the reserve and distributed pursuant to Section 7.01(a).  At the request of the TL Member, in lieu of the aforementioned reserve, the Members and the Managing Member shall enter into an escrow agreement in form in substance reasonably satisfactory to the Members and with an escrow agent reasonably satisfactory to them to hold the promote Deficiency for distribution as provided above.

(e)    In the event of disputes with respect to the Liquidation Test performed under clause (a) above due to amounts owing by the BRT Member and REIT Management thereunder, the following shall apply:

       (i)    In the event the BRT Member disagrees with the Clawback Results because it is of the view that the amount owing by the BRT Member and REIT Management is too high, the TL Member shall not replace the BRT Member as Managing Member under Section 4.01(c)(iv) or commence foreclosure proceedings under the Security Document so long as within fifteen (15) days after written notice from the TL Member that amounts are owing under Section 7.06, (i) the BRT Member deposits into a reserve with the Company (or, if requested by the TL Member, an escrow with an escrow agent and pursuant to an escrow agreement reasonably satisfactory to the Members) the difference between the Clawback Amount and the amount the BRT Member has determined is owing, (ii) pays to the TL Member as provided in Section 7.06(a) the amount not in dispute and (iii) commences arbitration proceedings under Article XIII with respect to such dispute.

      (ii)    In the event the TL Member disagrees with the Clawback Results because it is of the view that the amount owing by the BRT Member and REIT Management is too low, the TL Member shall not replace the BRT Member as Managing Member under Section 4.01(c)(iv) or commence foreclosure proceedings, but the following shall apply: (i) the TL Member shall commence arbitration proceedings under Article XIII with respect to such dispute within fifteen (15) days after delivery of written notice that it disagrees with the Clawback Results and (ii) from and after the commencement of such arbitration proceedings, the Managing Member shall not make any distributions under Section 7.01(a) without the prior written consent of the TL Member to be granted or withheld in its sole discretion until a resolution of such dispute in favor of the BRT Member.

      (iii)    After the resolution of any dispute brought under clause (i) or (ii) above in favor of the TL Member pursuant to arbitration in accordance with Article XIII, in the event the BRT Member fails to pay the applicable amount to the TL Member within ten (10) days of such resolution, the TL Member shall be permitted to exercise any and all remedies hereunder and under the Security Document with respect to such failure to pay, including, without limitation, replacing the BRT Member as the Managing Member and commencing and consummating a foreclosing proceeding under the Security Document.

SECTION 7.07.    Reinvestment.  Funds distributed to the Members pursuant to Section 7.01 shall remain subject to call pursuant to Section 5.02 and may be reinvested as provided thereunder, provided that at no time shall any Member be required to have contributed to the Company at any time an amount greater than its applicable Maximum Contribution Amount.

SECTION 7.08.    Distributions Held in Trust.  Any Member may elect to have the Company hold any funds to be distributed to such Member pursuant to Section 7.01 to be held in trust by the Company for such Member’s benefit (the “Trust Arrangement”).  In the event a Member elects the Trust Arrangement with respect so some or all of the funds owing to it under Section 7.01, the following shall apply: (a) such funds shall be the funds of the applicable Member (and in no event shall be deemed or considered the funds of the Company or any other Person) and may not be distributed by the Company or the Managing Member on behalf of the Company at any time without the express written authorization of the applicable Member, including, without limitation, in connection with contributions of capital in accordance with Sections 5.01 and 5.02, unless otherwise required by applicable law or legal proceeding, and (b) the Managing Member shall promptly release such funds to the applicable Member (or its designee) upon receipt of written notice from the applicable Member requesting such release, which notice shall provide the name and bank account details for where such funds should be sent.

SECTION 7.09.    Foreclosed Company Loans.  In the event the Company or its applicable Subsidiary has, pursuant to or in connection with a foreclosure action or other proceeding or otherwise in connection with the enforcement of any Company Loan Investment or the Loan Documentation related thereto, acquired any real property that secured such Company Loan Investment (whether pursuant to a deed in lieu of foreclosure, by bidding the outstanding amount the relevant Company Loan Investment at a foreclosure sale of such real property or otherwise), then, upon such acquisition, the Company shall be deemed to have received a recovery on such Company Loan Investment in an amount equal to the then fair market value of such real property (determined in accordance with GAAP and otherwise by the Managing Member in good faith in accordance with Customary Practices, unless any Member requests an appraisal (such appraisal to be at the Company’s cost), in which case determined in accordance with such appraisal), net of all related Foreclosure Expenses.  In the event the Company subsequently sells or otherwise disposes of such real property, any consideration received by the Company for or with respect to such real property (net of all related expenses of such sale) shall treated as payments received by the Company with respect to the payment of such Company Loan Investment, with the amount of such payments (net of all related expenses of such sale) up to the outstanding principal amount of such Company Loan Investment determined as of the date of such acquisition to be treated as a repayment of principal received by the Company with respect to such Company Loan Investment.

ARTICLE VIII.
ADMISSION OF MEMBERS AND RESTRICTIONS ON TRANSFER

SECTION 8.01.         No New or Additional Members.  Except as contemplated in the following provisions of this Article VIII with respect to a permitted Transfer of an Interest, no Person may be admitted as a Member without the written consent of all Members.

SECTION 8.02.         No Transfer.  Except as expressly permitted under Section 8.03 and, as applicable, Section 8.05, no Member may Transfer, directly or indirectly, all or any portion of its Interest without the prior written consent of the other Members (which may be withheld or granted in the sole discretion of such other Members).  Any attempt to Transfer any Interest in violation of this Agreement shall be null and void and of no force or effect.

SECTION 8.03.          Permitted Transfers.  Any Member may, upon at least ten (10) days’ prior written notice to the Company and the other Member(s), transfer and assign all of its Interests to an Affiliate of such Member, provided that (a) the transferee of such Interests shall, prior to or simultaneously with such transfer, execute and deliver to the Company and the other Members a joinder or other agreement (in form and substance acceptable to the Company and the other Members) pursuant to which such transferee agrees to be bound by all of the terms, conditions and provisions this Agreement as a Member in the place and stead of the transferor Member and (b) the transferor Member shall not be released or relieved of any of its obligations and liabilities hereunder to the extent such transferee fails to perform or fulfill such obligations and liabilities. The provisions of this Section 8.03 will not apply to or be deemed to authorize or permit any collateral transfer of, or grant of a security interest in, a Member’s Interest or in any Property.

SECTION 8.04.         Limitation on Resignations.  No Member, including the Managing Member, may, without the prior written consent of the other Member(s), resign from the Company, except as a result of such Member’s involuntary dissolution or final adjudication as bankrupt or in connection with a permitted Transfer.

SECTION 8.05.          Conditions on Transfer

(a)    Notwithstanding anything to the contrary contained in this Agreement, no Transfer of all or any part of any Interest shall be made (a) except in compliance with all applicable securities laws or (b) if such Transfer would violate any loan commitment or other agreement to which the Company is a party or by which it is otherwise bound.  As promptly as practicable after the Transfer of any Interest as permitted hereunder, the books and records of the Company shall be changed to reflect such Transfer.  All reasonable costs and expenses incurred by the Company in connection with such Transfer shall be paid by the transferee.

(b)    It is expressly understood and agreed that any Transfer otherwise permitted pursuant to this Article VIII shall in all instances be prohibited (and, if consummated, shall be void ab initio) if such Transfer does not comply with all applicable laws, rules and regulations and other requirements of governmental authorities, including, without limitation, Executive Order 13224 (September 23, 2001), the rules and regulations of the Office of Foreign Assets Control, Department of Treasury, and any enabling legislation or other Executive Orders in respect thereof. In addition, each transferee of any Interest shall be required to make the representations and warranties set forth in Section 10.02 to the other Member(s) and the Company as of the date of the Transfer of such Interest.  Each Member shall be deemed to make the representations and warranties set forth in Section 10.02(h) to the other Member(s) and the Company on behalf of any Person that acquires a beneficial ownership interest in such Member, with such representations and warranties to be effective as of the date of such acquisition.

SECTION 8.06.    Distributions and Allocations in Respect of Transferred Interests.  If any Interest is Transferred during any Allocation Year in compliance with the provisions of this Article VIII, Profits, Losses, each item thereof, and all other items attributable to the Transferred Interest for such Allocation Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and agreed to by the transferor and transferee. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.  Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer, and provided further that, if the Company does not receive a notice stating the date such Interest was Transferred and such other information as the Managing Member may reasonably require within thirty (30) days after the end of the Allocation Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of the Interest on the last day of such Allocation Year.

SECTION 8.07.    Certain Partial Transfers.  In the event that a Company Loan Investment becomes a Non-Performing Company Loan or otherwise may be the subject of a workout or foreclosure, the TL Member may transfer its economic interest in such Company Loan Investment to a 100% Affiliate and the BRT Member shall cooperate with the TL Member in effectuating such transfer, provided that the terms of this Agreement shall not change in a manner which is adverse to the BRT Member.  All distributions to such 100% Affiliates shall be deemed distributed to the TL Member for purposes of Articles VII and IX.  The TL Member shall be responsible for any costs and expenses incurred by the Company and/or the BRT Member in connection with their cooperation under this Section 8.07.

ARTICLE IX.
DISSOLUTION AND TERMINATION

SECTION 9.01.    Dissolution and Liquidation.  The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following events (each a “Liquidating Event”):

(a)    After the end of the Investment Period (as the same may be extended pursuant to Section 2.03(b) or terminated pursuant to Section 2.03(c)), the satisfaction of all Company Loan Investments in accordance with this Agreement and the sale, condemnation or other disposition of all other assets of the Company and the receipt of all consideration therefor;

(b)    the determination of all of Members to dissolve the Company;

(c)    the resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company, unless, within ninety (90) days after such event, each of the remaining Members elects in writing to continue the business of the Company; or

(d)    the happening of any other event that makes it unlawful, impossible or impractical to carry on the business of the Company.

The Members hereby agree that, notwithstanding any provision of the Delaware Act, the Company shall not dissolve prior to the occurrence of a Liquidating Event.

SECTION 9.02.    Reconstitution.  If it is determined, by a court of competent jurisdiction, that the Company has dissolved prior to the occurrence of a Liquidating Event, then within a period (the “Reconstitution Period”) of an additional ninety (90) days after such determination, all of the Members may elect to reconstitute the Company and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited liability company on terms identical to those set forth in this Agreement.  Unless such an election is made within the Reconstitution Period, the Company shall dissolve and wind up its affairs in accordance with this Article IX.  If such an election is made within the Reconstitution Period, then:

(a)    the reconstituted limited liability company shall continue until the occurrence of a Liquidating Event as provided in Section 9.01; and

(b)    unless otherwise agreed to by all of the Members, the Certificate of Formation and this Agreement shall, subject to any requirement under the Delaware Act to file a new certificate of formation, automatically constitute the certificate of formation and operating agreement of such new company.  All of the assets and liabilities of the dissolved Company shall be deemed to have been automatically assigned, assumed, conveyed and transferred to the new company.  No bond, collateral, assumption or release of any Member’s or the Company’s liabilities shall be required;

provided, however, that the right of the Members to select successor managers and to reconstitute and continue the business of the Company shall not exist and may not be exercised unless the Company has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Member and neither the Company nor the reconstituted limited liability company would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.

SECTION 9.03.    Transfer Not Effecting Termination.  Without limiting, but subject to, the other provisions hereof, the Transfer of all or any part of a Member’s Interest permitted hereunder will not result in the dissolution of the Company.  Except as contemplated by Section 9.01 or otherwise specifically provided in this Agreement, each Member agrees that, without the consent of the other Member(s), no Member may withdraw from or cause a voluntary dissolution of the Company.  In the event any Member withdraws from or causes a voluntary dissolution of the Company in contravention of this Agreement, such withdrawal or the causing of a voluntary dissolution shall not affect such Member’s liability for obligations of the Company.

SECTION 9.04.    Winding Up.  Upon the occurrence of (i) a Liquidating Event or (ii) the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event (unless the Company is reconstituted pursuant to Section 9.02), the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs, provided that, to the extent not inconsistent with the foregoing, all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the assets of the Company have been distributed pursuant to this Section 9.04 or to a trust as contemplated by Section 9.05 and the Certificate of Formation has been canceled pursuant to the Delaware Act. The Liquidating Member shall be responsible for, as promptly as possible, but in an orderly and businesslike and commercially reasonable manner, overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within ninety (90) days (or such longer period as may be agreed to in writing by all Members) of the occurrence of the Liquidating Event and within ninety (90) days (or such longer period as may be agreed to in writing by all Members) after the last day on which the Company may be reconstituted pursuant to Section 9.02. The Liquidating Member shall take full account of the Company’s liabilities and assets and shall cause the Company’s assets or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(a)    first, to creditors in satisfaction of all of the Company’s Debts and other Liabilities (whether by payment or the making of reasonable provision for payment thereof to the extent required by Section 18-804 of the Act), other than liabilities for distribution to Members under Section 18-601 or Section 18-604 of the Act;

(b)    second, to Members and former Members of the Company in satisfaction of liabilities for distribution under Section 18-601 or Section 18-604 of the Act; and

(c)    the balance, if any, to the Members in accordance with the provisions of Section 7.01(a) (other than the requirement to fund the Loan Workout Reserve).

SECTION 9.05.    Deficit Capital Accounts.  If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.  In the discretion of the Liquidating Member, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article IX may be:

(a)    distributed to a trust established for the benefit of the Members for the purposes of liquidating the Company’s assets, collecting amounts owed to the Company and paying any contingent or unforeseen liabilities or obligations of the Company.  The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidating Member, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 9.04; or

(b)    withheld to provide a reasonable reserve for the Company’s liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

SECTION 9.06.    [Intentionally Omitted].

SECTION 9.07.    Distributions in Kind.  For the purposes of making distributions required by Section 9.04, the Liquidating Member may determine whether to distribute all or any portion of the Company’s assets in-kind or to sell all or any portion of the Company’s assets and distribute the proceeds therefrom, provided that the Liquidating Member shall not distribute any of the Company’s assets, other than cash, to any Member without its prior written consent.

SECTION 9.08.    Rights of Members.  Except as otherwise provided in this Agreement, each Member shall look solely to the assets of the Company for the return of its Capital Contributions and shall have no right or power to demand or receive assets other than cash from the Company.  If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company, the Managing Member or any other Member.

SECTION 9.09.    Allocations and Distributions during Period of Liquidation.  During the period commencing on the first day of the Fiscal Year during which a Liquidating Event occurs and ending on the date on which all of the assets of the Company have been distributed pursuant to Section 9.02 or to a trust as contemplated by Section 9.05, the Members shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Article VI but no distributions shall be made pursuant to Article VII.

SECTION 9.10.    Character of Liquidating Distributions.  All payments made in liquidation of the Interest of a Member shall be made in exchange for the Interest of such Member in the Company’s assets pursuant to Code Section 736(b)(1), including the interest of such Member in Company goodwill.

SECTION 9.11.    Effect of Wind-Up Notice.  Notwithstanding anything contained herein to the contrary, from and after the date the Managing Member receives a Wind-up Notice, the Managing Member shall not (pursuant to Section 5.02 or otherwise) make a capital call or other request or demand on any Member to make any additional capital contribution to the Company, and no Member shall be obligated to make any additional capital contribution to the Company, except (a) with respect to any Loan Commitment that the Company has theretofore entered into or that the Company enters into within sixty (60) days following the date the Managing Member receives a Wind-up Notice, and (b) for additional capital contributions under Section 5.02(b).

SECTION 9.12.    Compensation.  Neither the Liquidating Member, the Managing Member nor any other Member shall receive, or be entitled to receive, any additional compensation for any services performed pursuant to or in connection with this Article IX.

SECTION 9.13.    Clawback.

(a)    If, upon liquidation of the Company and the corresponding distribution of the Company’s assets (the date of such event being the “Liquidation Clawback Determination Date”), the BRT Member and REIT Management have received in respect of the Promote Interest (but excluding any amounts deposited into the Loan Workout Reserve which were not distributed to the BRT Member or REIT Management), an amount which exceeds the amount to which they are entitled as its Promote Interest thereunder when calculated on a cumulative basis and taking into account any amounts previously contributed by or on behalf the BRT Member or REIT Management pursuant to Section 7.06, the BRT Member will be required on behalf of itself and REIT Management to pay the Net Clawback Amount to the TL Member or, in the TL Member’s discretion, to the Company for distribution to the TL Member as of the Liquidation Clawback Determination Date.

(b)    The amounts to be repaid or recontributed by the BRT Member pursuant to this Section 9.13 are hereby guaranteed by BRT (as primary obligor and not merely as surety), which guarantee shall be full and unconditional.  BRT waives presentment to, demand of payment from and protest to the BRT Member.

ARTICLE X.
REPRESENTATIONS AND WARRANTIES

SECTION 10.01.            In General.  As of the Effective Date, each Member makes each of the representations and warranties applicable to such Member as set forth in Section 10.02, and such warranties and representations shall survive the execution of this Agreement.

SECTION 10.02.            Representations and Warranties.  Each Member hereby represents and warrants to the other Members that:

(a)    Due Incorporation or Formation; Authorization of Agreement.  Such Member is a corporation duly organized or a partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, partnership or company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby.  Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a materially adverse effect on its financial condition or its ability to perform its obligations hereunder.  Such Member has the corporate, partnership or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by such Member has been duly authorized by all necessary corporate, partnership or company action on the part of such Member.  This Agreement constitutes the legal, valid, binding and enforceable obligation of such Member, enforceable against such Member in accordance with the terms hereof, subject to the application of principles of equity and laws governing insolvency and creditors’ rights generally.

(b)    No Conflict with Restrictions; No Default.  Neither the execution, delivery and performance of this Agreement by such Member nor the consummation by such Member of the transactions contemplated hereby to be consummated by such Member (i) will conflict with, violate or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator applicable to such Member, (ii) will conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of the articles of incorporation, bylaws, partnership agreement or operating agreement (or any other governing instrument) of such Member or of any material agreement or instrument to which such Member is a party or by which such Member is or may be otherwise bound or to which any of its material properties or assets is subject, (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization or approval under, any indenture, mortgage, lease agreement or instrument to which such Member is a party or by which such Member is or may be otherwise bound, or (iv) will result in the creation or imposition of any lien, claim or encumbrance upon any of the material properties or assets of such Member.

(c)    Governmental Authorizations.  Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by such Member of this Agreement or the consummation by such Member of any transaction contemplated hereby to be consummated by such Member has been completed, made or obtained on or before the Effective Date.

(d)    Litigation.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of such Member, threatened against or affecting such Member or any of its properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator that, based on the good faith evaluation of management of such Member, are deemed to have merit and could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding, that, based on the good faith evaluation of management of such Member, would have merit and if adversely determined could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement; and such Member has not received any currently effective notice of any default, and such Member is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator that could reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement.

(e)    Investment Intent and Restricted Securities.  Such Member is acquiring its Interest for investment, solely for its own account, with the intention of holding such Interest for investment and not with a view to, or for resale in connection with, any distribution or public offering or resale of any portion of such Interest within the meaning of the Securities Act or any other applicable federal or state security law, rule or regulation (all of the foregoing, collectively, “Securities Laws”).  Such Member acknowledges that it is aware that its Interest has not been, and will not be, registered under the Securities Act or under any other Security Laws in reliance upon exemptions contained therein.  Such Member understands and acknowledges that its representations and warranties contained herein are being relied upon by the Company, the other Member(s) and the constituent owners of such other Member(s) as the basis for exemption of the issuance of an Interest from registration requirements of the Securities Act and other Securities Laws.  Such Member acknowledges that the Company will not and has no obligation to register any Interest in the Company under the Securities Act or other Securities Laws.  No advertisement or other general solicitation was made to such Member with respect to any offer to sell, or a solicitation of an offer to buy, any Interest.

(f)    Investment Company Act.  Neither such Member nor will the Company as a result of such Member holding an interest in the Company be required to register under the Investment Company Act of 1940, as amended.

(g)    Investigation.  Such Member is acquiring its Interest based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise.  Such Member’s acquisition of its Interest is being made for its own account for investment, and not with a view to the sale or distribution thereof.  Such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Interest.  Such Member acknowledges that prior to its execution of this Agreement, it received a copy of this Agreement and that it examined this document or caused this document to be examined by its representative or attorney.  Such Member does hereby further acknowledge that it or its representative or attorney is familiar with this Agreement and with the business and affairs of the Company and that, except as otherwise specifically provided in this Agreement, it does not desire any further information or data relating to the Company, or the other Member(s).  Such Member does hereby acknowledge that it understands that the acquisition of its Interest is a speculative investment involving a high degree of risks and does hereby represent that it has a net worth sufficient to bear the economic risk of its investment in the Company and to justify its investing in a highly speculative venture of this type.

(h)    ERISA.  Such Member is not (A) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, (B) a “plan” within the meaning of Section 4975(e)(1) of the Code, that is subject to Section 4975 of the Code or (C) an entity whose underlying assets include “plan assets” subject to Title I of ERISA or Section 4975 of the Code by reason of Section 3(42) of ERISA or Department of Labor Regulation 29 CFR Section 2510.3-101.

(i)    Compliance with Regulatory Requirements.  Such Member is in compliance with Executive Order 13224 (September 23, 2001), the rules and regulations of the Office of Foreign Assets Control, Department of Treasury, and any enabling legislation or other Executive Orders in respect thereof.  At all times, including after giving effect to any Transfers permitted pursuant to this Agreement, (a) none of the funds or other assets of such Member constitutes property of, or are beneficially owned, directly or indirectly, by any Person subject to trade restrictions under U.S. law (including the International Emergency Economic Powers Act, 50 U.S.C. ss.ss. 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder) (any such person, entity or government, an “Embargoed Person”) with the result that the investment in such Member (whether directly or indirectly) is prohibited by any applicable law, rule, regulation, order or decree; (b) no Embargoed Person has any interest of any nature whatsoever in such Member with the result that the investment in such Member (whether directly or indirectly) is prohibited by any applicable law, rule, regulation, order or decree; and (c) none of the funds of such Member have been derived from any unlawful activity with the result that the investment in such Member (whether directly or indirectly) is prohibited by any applicable law, rule, regulation, order or decree. If applicable to such Member, such Member has implemented a corporate anti-money laundering plan that is reasonably designed to ensure compliance with applicable foreign and U.S. anti-money laundering laws.  Such Member is familiar with the U.S. Government Blacklists maintained by applicable U.S. Federal agencies, and none of its investors, officers or directors is on the U.S. Government Blacklists.

ARTICLE XI.
MEMBERSHIP INTEREST CERTIFICATES

SECTION 11.01.            Interests.  A Member’s Interest in the Company shall be represented by the Certificate(s) issued to such Member by the Company.  All of a Member’s Certificate(s), in the aggregate, represent such Member’s entire limited liability company interest in the Company.  “Certificate” means a certificated limited liability company interest in the Company held by a Member.

SECTION 11.02.            Membership Interest Certificates.  Upon the issuance of Certificates to any Member in accordance with the provisions of this Agreement, the Company shall issue one or more Certificates in the name of such Member.  Each such Certificate shall be denominated in terms of the percentage of Interests evidenced by such Certificate and shall be executed on behalf of the Company.  “Certificate” means a non-negotiable certificate issued by the Company substantially in the form of Exhibit E hereto, which evidences the ownership of Interests.  Each Certificate shall bear the following legend:  “Each limited liability company interest in the Company shall constitute a “security” within the meaning of (i) Section 8-102(a)(15) of the Uniform Commercial Code as in effect from time to time in the States of Delaware and New York and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (and each limited liability company interest in the Company shall be treated as such a “security” for all purposes, including, without limitation, perfection of the security interest therein under Article 8 of each applicable Uniform Commercial Code).”

SECTION 11.03.            Reissuance of Certificates.  The Company shall issue a new  Certificate in place of any Certificate previously issued if the holder of the Interests represented by such Certificate, as reflected on the books and records of the Company: (i) makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued  Certificate has been lost, stolen or destroyed; (ii) requests the issuance of a new Certificate before the Company has notice that such previously issued Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim; (iii) if requested by Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with such surety or sureties as the Company may direct, to indemnify the Company against any claim that maybe made on account of the alleged loss, destruction or theft of the previously issued Certificate; and (iv) satisfies any other reasonable requirements imposed by the Company.

SECTION 11.04.            Transfer of Certificates.  Subject to the restrictions set forth in this Agreement, upon a Member’s transfer in accordance with the provisions of this Agreement of any or all Interests represented by a Certificate, the transferee of such Interests shall deliver such Certificate to the Company for cancellation, and the Company shall thereupon issue a new  Certificate to such transferee of the percentage of Interests being transferred and, if applicable, cause to be issued to such Member a new Certificate for that percentage of Interests that were represented by the canceled Certificate and that are not being transferred.  Subject to the restrictions set forth in this Agreement, the transferee of any Interests shall be admitted to the Company as a substitute member of the Company on the effective date of such transfer upon (i) such transferee’s written acceptance of the terms and provisions of this Agreement and its written assumption of the obligations hereunder of the transferor of such Interests, which shall be evidenced by such transferee’s execution and delivery to the Company of an Application for Transfer of Interests on the reverse side of the Certificate representing the Interests being transferred, and (ii) the recording of such transferee’s name as a substitute Member on the books and records of the Company.

ARTICLE XII.
MISCELLANEOUS

SECTION 12.01.       Further Assurances.  Each Party, upon the reasonable request of any other Party, shall do and perform all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be reasonably necessary or desirable to carry out, evidence and reflect the transactions contemplated hereby or otherwise carry out and perform the provisions of this Agreement.

SECTION 12.02.        Expenses.  Each Member will bear all of its own expenses in connection with the preparation and negotiation of this Agreement, the Loan Documents, the Assignment Documents, the Asset Management Agreement, the Warrant and the Security Document, and the consummation and performance of its obligations hereunder and thereunder.

SECTION 12.03.        Indemnification

(a)    Each of the Parties (an “Indemnifying Party”) shall indemnify and hold harmless each other Party and its respective directors, officers, employees, agents and affiliates (each of the foregoing, an “Indemnified Party”) from and against, and shall reimburse each Indemnified Party for, any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees and other legal costs, including those related to any appeal, and costs of any investigation) that have been suffered or incurred by such Indemnified Party and that have resulted from, or been occasioned by, (a) any breach or violation by the Indemnifying Party of any of its representations, warranties, covenants and other agreements set forth herein or (b) any claim asserted by any third party that, if true, would constitute a breach or violation by the Indemnifying Party of any of its representations, warranties, covenants and other agreements set forth herein (any such claim, a “Third-Party Claim”); provided that no Indemnifying Party shall be responsible for indemnifying any Indemnified Party with respect to such Indemnified Party’s gross negligence, fraud or willful misconduct.

(b)    If any Indemnified Party shall receive notice of, or otherwise become aware of the assertion of, a Third-Party Claim with respect to which such Indemnified Party intends to seek indemnification under this Section 12.03, then such Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, which notice shall include or be accompanied with a copy of any summons, complaint or other written evidence of such Third-Party Claim to the extent that such summons, complaint or other written evidence has been received by such Indemnified Party or by any attorney or other agent thereof.  The failure of an Indemnified Party to give such notice or to give such notice promptly shall not relieve the Indemnifying Party of its obligation to indemnify such (or any other) Indemnified Party under this Section 12.03 except to the extent that the failure to give such notice or the delay in giving such notice has materially prejudiced the Indemnifying Party in its ability to defend against such Third-Party Claim.  The Indemnifying Party shall, with counsel selected by it (which selection shall be subject to the approval of the Indemnified Parties, such approval not to be unreasonably withheld or delayed), be entitled to defend against and settle any Third-Party Claim; provided, however, that its right to do so shall be conditioned upon its having confirmed in writing to the Indemnified Parties its obligation to indemnify them with respect to such Third-Party Claim (any such confirmation, a “Notice to Indemnify”) and, provided, further, however, that the Indemnifying Party shall not be entitled to enter into any settlement of any such Third-Party Claim without the prior written consent of the Indemnified Parties, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything contained herein to the contrary, the Indemnifying Party’s obligation to indemnify the Indemnified Parties against any Third-Party Claim shall be conditioned upon the Indemnified Parties providing full and timely cooperation in the defense of such Third-Party Claim.

(c)    Notwithstanding anything contained herein to the contrary, except as provided in the next following sentence, the Indemnifying Party shall not be obligated to indemnify any Indemnified Party for, or otherwise pay, any attorneys’ fees or other legal or related costs (or any costs of any investigation) suffered or incurred by any Indemnified Party in connection with any Third-Party Claim after such Indemnified Party has received any Notice to Indemnify with respect to such Third-Party Claim; provided, however, that, if, after giving any Notice to Indemnify, the Indemnifying Party reverses its position and claims that it is not required to indemnify any Indemnified Party against the Third-Party Claim, then, in the event the Indemnifying Party is obligated hereunder to indemnify such Indemnified Party with respect to such Third-Party Claim, the Indemnifying Party shall bear and pay the reasonable attorneys’ fees and other legal costs, including those related to any appeal, and costs of any investigation, incurred by such Indemnified Party after the Indemnifying Party has reversed its position and claimed that it is not required to indemnify such Indemnified Party against such Third-Party Claim.

(d)    Notwithstanding the foregoing, if there is a legitimate and good faith conflict of interest between the Indemnifying Party and one or more of the Indemnified Parties in connection with the defense of any Third-Party Claim so that one counsel or law firm could not properly represent both the Indemnifying Party and such Indemnified Parties in connection with such defense, the Indemnifying Party, in the event it is obligated hereunder to indemnify such Indemnified Parties with respect to such Third-Party Claim, shall bear and pay the reasonable attorneys’ fees and other legal costs, including those related to any appeal, and costs of any investigation, incurred by such Indemnified Parties in connection with such defense, regardless of whether the Indemnifying Party has given a Notice to Indemnify. However, under no circumstances shall the Indemnifying Party be obligated to pay for the attorneys’ fees or related legal fees of more than one attorney or law firm for or on behalf of one or more of the Indemnified Parties.

SECTION 12.04.        Notices.  All notices, demands, requests, consents, approvals or other communications (each of the foregoing, a “Notice”) required or permitted to be given hereunder or pursuant hereto or that are given with respect to this Agreement to any Party shall be in writing and shall be (a) personally delivered, (b) sent by both registered or certified mail, postage prepaid and return receipt requested, and regular first class mail, (c) sent both by facsimile transmission with receipt of transmission confirmed electronically or by telephone and by regular first class mail, or (d) sent by reputable overnight courier service with charges prepaid and delivery confirmed, to the intended recipient at its respective address as set forth below; provided, however, that, if a Party sending any Notice has received written notice in accordance with this Section 12.04 of a more recent address for any intended recipient referred to below, any Notice to such intended recipient shall be delivered or sent to it at the most recent address of which such Party has received such a notice:

if to the Company:

BRT Funding LLC
c/o BRT Realty Trust
60 Cutter Mill Road, Suite 303
Great Neck, New York 11021
Attn:  Jeffrey A. Gould, President
Facsimile number:  (516) 773-2770

and

Torchlight Debt Opportunity Fund III LLC
c/o Torchlight Investors
230 Park Avenue, 12th Floor
New York, NY 10169
Attn:  Timothy M. Zietara, Senior Vice President, and Abbey Kosakowski, Senior Vice President
Facsimile number:  Fax: 212 883 2825 and 212.883.2888

if to the TL Member:

Debt Opportunity Fund III, LLC
c/o Torchlight Investors
230 Park Avenue, 12th Floor
New York, NY 10169
Attn:  Timothy M. Zietara, Senior Vice President

Facsimile number:  Fax: 212 883 2825

with a copy (which shall not constitute notice) to be simultaneously and sent by the same means to its counsel as follows:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attn: Lisa M. Brill, Esq.
Facsimile number:  (646) 848 4571

if to the BRT Member:

BRT Torch Member LLC

c/o BRT Realty Trust
60 Cutter Mill Road, Suite 303
Great Neck, New York 11021
Attn:  Jeffrey A. Gould, President
Facsimile number:  (516) 773-2770

with copies (which shall not constitute notice) to be simultaneously and sent by the same means to its counsel as follows:

BRT Realty Trust
60 Cutter Mill Road, Suite 303
Great Neck, New York 11021
Attention: Mark Lundy, Senior Vice President
Facsimile number:  (516) 684-4903

and

Westerman Ball Ederer Miller & Sharfstein, LLP
1201 RXR Plaza
Uniondale, New York 11556
Attention: Philip L. Sharfstein, Esq.
Facsimile: (516) 622-9212

Any Notice delivered or sent as provided above shall be deemed given when so delivered or sent and shall be deemed received (a) when personally delivered, (b) three (3) Business Days after being mailed as above provided, (c) when sent by facsimile transmission as above provided, or (d) one (1) Business Day after being sent by courier as above provided; provided, however, that any Notice specifying a new address to which any Notice shall be sent shall be deemed received only when actually received; and provided further that any Notice that is personally delivered after 4 PM or is sent by facsimile after 4 PM shall be deemed to have been delivered on the next Business Day.

SECTION 12.05.        Entire Agreement.  This Agreement is intended by the Parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes, and merges herein, all prior and contemporaneous negotiations, discussions, representations, understandings and agreements among the Parties, whether oral or written, with respect such subject matter. No representation, warranty, restriction, promise, undertaking or other agreement with respect to such subject matter has been made or given by any Party other than those set forth in this Agreement.

SECTION 12.06.        Amendment and Waiver.  This Agreement may not be amended, modified or supplemented other than in writing that is signed by each of the Parties hereto that sets forth therein that its purpose is to amend, modify or supplement this Agreement or some term, condition or provision hereof.  No waiver of any term, condition or provision of this Agreement or any breach or violation of this Agreement or any provision hereof shall be effective except to the extent expressly set forth in writing that is signed by the Party to be charged therewith.  Without limiting the generality of the foregoing, no failure to object or otherwise act, and no conduct (including, without limitation, any failure or delay in enforcing this Agreement or any provision hereof or any acceptance or retention of payment) or course of conduct or dealing, by any Party shall be deemed (a) to constitute a waiver by such Party of the breach or violation of this Agreement or of any provision hereof by any other Party or (b) to have caused or reflected any amendment or other modification of this Agreement or of any term or provision hereof.  Any waiver may be made in advance or after the right waived has arisen or the breach or default waived has occurred, and any waiver may be conditional.  No waiver of any breach or violation of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach or violation thereof nor of any other agreement or provision herein contained.  No waiver or extension of time for performance of any obligation or act shall be deemed a waiver or extension of the time for performance of any other obligation or act.

SECTION 12.07.        Assignment; No Third Party Beneficiaries.  This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by any Party hereto without the prior written consent of each of the other Parties; provided that any Member may, as expressly provided herein, assign its Interest.  Except as provided in the immediately preceding sentence, any purported assignment or delegation of rights, duties or obligations hereunder made without the prior written consent of each of the other Parties shall be null and void and of no effect.  This Agreement and the provisions hereof shall be binding upon and enforceable against each of the Parties and its successors and assigns and shall inure to the benefit of and be enforceable by each of the Parties and its successors and permitted assigns.  Except as expressly provided for in this Agreement, this Agreement is not intended to confer any rights or benefits on any Persons other than the Parties and their successors and permitted assigns.  Without limiting the scope or generality of the foregoing, nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or any Member, and no creditor of the Company or any Member shall be entitled to require the Company to solicit, or the Members to make, any Capital Contribution to the Company or to enforce any right that the Company or any Member may have against any Member under this Agreement or otherwise.

SECTION 12.08.       Severability.  This Agreement and the terms and provisions hereof shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  In the event any term or provision hereof shall be determined to be invalid or unenforceable as applied to any situation or circumstance or in any jurisdiction, such invalidity or unenforceability shall not apply or extend to any other situation or circumstance or in any other jurisdiction or affect the validity or enforceability of any other term or provision.  It is the Parties’ intent that this Agreement and each term and provision hereof be enforceable in accordance with its terms and to the fullest extent permitted by law.  Accordingly, to the extent any term or provision of this Agreement shall be determined or deemed to be invalid or unenforceable, such provision shall be deemed amended or modified to the minimum extent necessary to make such provision, as so amended or modified, valid and enforceable.

SECTION 12.09.        Waiver of Jury Trial; Consent to Jurisdiction.  EACH OF THE PARTIES EXPRESSLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY SUIT, LITIGATION OR OTHER JUDICIAL PROCEEDING REGARDING THIS AGREEMENT OR ANY DISPUTE HEREUNDER OR RELATING HERETO.  Each of the Parties agrees that any dispute under or with respect to this Agreement or otherwise arising between them shall be determined before the state or federal courts situated in the city, County and State of New York, which courts shall have exclusive jurisdiction and venue over and with respect to any such dispute, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction and venue of such courts.  Each Party agrees not to raise any defense or objection, under the theory of forum non conveniens or otherwise, with respect to the jurisdiction of any such court.  In addition to such other method as may available under applicable law, each Party agrees that any summons, complaint or other papers or process in connection with any such dispute may be served on it in the same manner in which a Notice may be given to it pursuant to Section 12.04.

SECTION 12.10.       Counterparts.  A Party may deliver executed signature pages to this Agreement by facsimile transmission or electronic mail attachment to any other Parties, which facsimile copy or electronic mail attachment shall be deemed to be an original executed signature page; provided, however, that such Party shall deliver an original signature page to the other Parties promptly thereafter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

SECTION 12.11.       Conditions Precedent.  The effectiveness of this Agreement is conditioned upon the execution and delivery by the relevant parties of (a) the Security Document, (b) the Warrant and (c) the Asset Management Agreement.  By execution and delivery of this Agreement, the Members agree that such conditions precedent have been satisfied and that this Agreement is effective.

SECTION 12.12.       BRT REIT Status.  The TL Member acknowledges that the BRT Member is a qualified REIT subsidiary and that BRT is a REIT and that as such the Company may not be able to engage in certain activities prohibited by the applicable provisions of the Code (a “Prohibited Action”).  The BRT Member agrees that it shall be responsible for any costs and expenses incurred by the Company or the TL Member due to the Company seeking alternative arrangements to avoid a Prohibited Action.  In addition, the BRT Member shall advise the TL Member in advance prior to the Company proceeding with any alternative arrangement to avoid a Prohibited Action.

SECTION 12.13.       Confidentiality.

(a)    The TL Member agrees that it shall not (i)(A) disclose any material non-public information with respect to the Company, the Managing Member, their respective assets and operations or any one or more of the foregoing to any Person (other than those employees or advisors of the TL Member who are required to know such information in the ordinary course of the TL Member’s business and who are obligated by law or contract to maintain the confidentiality of such information (the “TL Member’s Representatives”) nor (B) use or permit the use of such information other than in furtherance of the transactions contemplated by the Agreement nor (ii) issue any press releases or other publicity regarding the transactions contemplated by the Agreement without the prior express written consent of the BRT Member, which shall not be unreasonably withheld, delayed, or conditioned.

(b)    Except as otherwise prohibited by law, the TL Member shall be permitted, notwithstanding Section 12.13(a) hereof, to  disclose to its clients or prospective clients and their agents and affiliates information on individual assets of the Company (i) provided that (A) the principal amount of such loan does not exceed $7.5 million and (B) such disclosure excludes information with respect to the address or specific location of the asset, the identity of the owner, borrower, tenant or subtenant, the exact interest rate (but may provide a range of interest rates, such range to be not less than 200 basis points nor more than 500 basis points above and below the actual interest rate)and exact origination fees (but may provide a range of origination fees, which range shall be not less than 15% nor more than 25% above or below the exact origination fees) paid or payable with respect to the related loan, (ii) to the extent that BRT Realty Trust has disclosed such loan in its most recent periodic report filed with the Securities and Exchange Commission(but excluding the information described in Section 12.13 (b)(i)(B), or (iii) if such Person has executed a confidentiality agreement prohibiting the disclosure of such information, such agreement to impose confidentiality obligations  similar to the provisions of Section 12.13, other than subsection (b) hereof. The TL Member shall, simultaneously (time being of the essence) with making any disclosure, provide true, complete and correct copies of such disclosure to the BRT Member. Pursuant to this Section 12.13(b), the TL Member is not required to provide copies of a disclosure to the BRT Member if it is substantially identical to disclosure provided to the BRT Member.Notwithstanding anything to the contrary herein, the TL Member shall not, except as otherwise required by law, disclose any information with respect to the Company for a ten day period following a written request given by the BRT Member to the TL Member, such notice not to be given more than once in any Fiscal Quarter.

(c)    The TL Member acknowledges and agrees that the breach or threatened breach of Section 12.13 of the Agreement could irreparably damage the BRT Member or its Affiliates and/or the Company and accordingly, notwithstanding anything in Article XIII to the contrary herein, the BRT Member, its Affiliates, the Company or any one or more of the foregoing, shall be, in addition to any other remedy to which it may be entitled in law or in equity, entitled to seek an injunction to prevent the breach of this Section 12.13, without the need for posting a bond or other security.

(d)    The TL Member shall have no obligation hereunder with respect to any material non public information to the extent that such information (i) is or becomes publicly available other than as a result of a disclosure by the TL Member in violation of this agreement, or (ii) was within the TL Member’s possession or was available to the TL Member prior to its being furnished pursuant hereto or becomes available to the TL Member on a non-confidential basis from a source other than the TL Member or its agents, provided that the source of such information was not known by the TL Member to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the TL Member or any other party with respect to such information, or (iii) was or is independently developed by the TL Member or any employees or advisers without use of, or reliance on, any of the material non public information.

(e)    In the event that the TL Member or the TL Member’s Representatives are requested pursuant to, or required by any applicable law or regulation to disclose any material non public information, the TL Member agrees that it will provide the Managing Member with prompt written notice of such request or requirement (unless prohibited by law from doing so) in order to enable the TL Member to seek an appropriate protective order or other remedy (and if the TL Member seeks such an order, the Managing Member will provide such cooperation, at reasonable expense to the TL Member, as the Managing Member shall reasonably request), to consult with the Managing Member with respect to the TL Member taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 12.13. In the event that such protective order or other remedy is not obtained, or the Managing Member waives compliance, in whole or in part, with the terms of this Agreement, the TL Member will disclose only that portion of the material non public information that it is advised by the TL Member’s counsel it is legally required to be disclosed and will use best efforts to ensure that all material non public information so disclosed will be accorded confidential treatment to the fullest extent possible.

ARTICLE XIII.
DISPUTE RESOLUTION

SECTION 13.01.       Dispute Resolution.  In the event of any claim, dispute or controversy between the Members (including, with respect to the BRT Member in its capacity as Managing Member, Tax Matters Member or Liquidating Member) arising out of, in connection with or relating to this Agreement (other than disputes with respect to Major Decisions which are addressed in Section 4.02), the Members shall first use good faith efforts to mutually resolve such claim, dispute or controversy for a period of thirty (30) days (or shorter period if any Member reasonably believes that a shorter resolution period is required in order to avoid a default or liability by the Company or any of its Subsidiaries) following written request for resolution by either Member.  In the event the Members fail to resolve such claim, dispute or controversy within such thirty (30) day (or shorter) period, either Member may request that the dispute be submitted to arbitration as provided below.  The provisions of this Article XIII shall apply with respect to BRT as well.

SECTION 13.02.       Arbitration Process.  Any claim, dispute or controversy not resolved under Section 13.01 (other than with respect to Major Decisions) shall be resolved by binding arbitration conducted in the State of New York in accordance with all applicable statutory and decisional law of such state and, to the extent not inconsistent with the provisions of this Article XIII, the Arbitration Rules for the Real Estate Industry of the American Arbitration Association or its successor (the “Arbitration Rules”).  Except as otherwise required by applicable law, any arbitration called for by this Article XIII shall be conducted in accordance with the following procedures:

(a)    A Member (which may be the BRT Member in its capacity as Managing Member) (the “Requesting Party”) shall demand arbitration pursuant to this Article XIII by giving written notice of such demand (the “Demand Notice”) to the other Member, which Demand Notice shall describe in reasonable detail the nature of the claim, dispute, or controversy.

(b)    Within five (5) Business Days after the giving of a Demand Notice, the Requesting Party, on the one hand, and other Member (which may be the BRT Member in its capacity as Managing Member) against whom the claim has been made or with respect to which a dispute has arisen (the “Responding Party”), on the other hand, shall each select and designate in writing to the other party one real estate professional or attorney who has dispute resolution experience (a “Qualified Individual”) willing to act as an arbitrator of the claim, dispute, or controversy in question.  Within seven (7) Business Days after the foregoing selections have been made, the arbitrators so selected shall jointly select a third individual having no affiliation with any of the parties as the third Qualified Individual willing to act as an arbitrator of the claim, dispute or controversy in question (the “Third Arbitrator”). In the event that the two arbitrators initially selected are unable to agree on the Third Arbitrator within the second five (5) Business Day period referred to above, then, on the application of either party, the AAA shall promptly select and appoint an individual having no affiliation with any of the parties as the Qualified Individual to act as the Third Arbitrator in accordance with the terms of the Arbitration Rules. The three arbitrators selected pursuant to this clause (b) shall constitute the arbitration panel for the arbitration in question.

(c)    The presentations of the Members in the arbitration proceeding shall, to the extent reasonably feasible, be commenced and completed within forty-five (45) days after the selection of the arbitration panel pursuant to clause (b) above, and the arbitration panel shall render its decision in writing within thirty (30) days after the completion of such presentations. Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required.

(d)    The arbitration panel shall award in favor of the prevailing party an amount equal to his, her or its reasonable legal fees and other costs and expenses incurred in the proceeding or action.

(e)    The Third Arbitrator shall have the right, in his or her discretion, to authorize the obtaining of discovery (including, but not limited to, the taking of depositions of witnesses for the purpose of discovery).

(f)     At the request of either Member, the arbitrators shall make and provide to the parties a written reasoned decision.  Any decision rendered by the arbitration panel pursuant to this Article XIII shall be final and binding on the parties thereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction.

Arbitration shall be the exclusive method available for resolution of any claim, dispute or controversy (other than Major Decisions), and the Company and the Members stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court, or before any administrative or arbitration tribunal, with respect to any such matter. Nothing contained herein shall be deemed to give the arbitrators any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement. The provisions of this Article XIII shall survive the dissolution of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

THE COMPANY: BRTL LLC.
a Delaware limited liability company

By:	BRT Torch Member LLC, a Delaware limited liability company, its managing member

By:	/s/ Mark H. Lundy
Name: Mark H. Lundy
Title: Senior Vice President

TL MEMBER: DEBT OPPORTUNITY FUND III, LLC.,
a Delaware limited liability company

By:	/s/ Trevor Rozowsky
Name: Trevor Rozowsky
Title: Managing Director

BRT MEMBER: BRT TORCH MEMBER, LLC.
a Delaware limited liability company

By:	/s/ Mark H. Lundy
Name: Mark H. Lundy
Title: Senior Vice President

ACCEPTED AND AGREED TO AS OF THE EFFECTIVE DATE FOR THE PURPOSES OF SECTIONS 7.06(b) AND 9.13(b), ARTICLE XII, ARTICLE XIII AND (TO THE EXTENT RELEVANT TO THE FOREGOING) ARTICLE I OF THE FOREGOING AGREEMENT.

BRT REALTY TRUST,
a Massachusetts business trust

By:	/s/ Mark H. Lundy
Name: Mark H. Lundy
Title: Senior Vice President

EXHIBIT A

FORM OF ALLONGE

ALLONGE
(hereinafter, this “Allonge”)

As of [_____________], 20[__]

This Allonge forms a part of that certain Note dated as of [_____________] made by [NAME OF BORROWER], a [_____________], to [ORIGINAL LENDER], a [___________].

Pay to the order of [NAME OF JOINT VENTURE/SUBSIDIARY], a Delaware limited liability company.

This endorsement is made without representation, recourse or warranty by the undersigned, except as expressly set forth in that certain Omnibus Assignment of Loan Documents between [________], as assignor, and [_________], as assignee, dated as of even date hereof.

Signature page follows.

Exh. A - 1

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Allonge as of the year and date first above written.

[ORIGINAL LENDER], a [________]

By:
Name:
Title:

Exh. A - 2

EXHIBIT B

FORM OF OMNIBUS ASSIGNMENT OF LOAN DOCUMENTS

OMNIBUS ASSIGNMENT OF LOAN DOCUMENTS
(hereinafter, the “Assignment”)

As of [_______________], 20[____]

BRT REALTY TRUST, a Massachusetts business trust, having an address at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021 (“Assignor”), in consideration of the sum of [__________________ and 00/100 Dollars ($[__________].00)] and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby sells, transfers, assigns, delivers, set-over and conveys, unto [NAME OF JOINT VENTURE], a Delaware limited liability company, having an address at c/o BRT Realty Trust, 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021 (“Assignee”), its successors and assigns, all of the right, title and interest of Assignor in and to each of the following documents (collectively, and in each case, as amended, restated or otherwise modified from time to tome, the “Loan Documents”) (each of which is dated as of [_______________] unless otherwise indicated below):

1. The certain Loan and Security Agreement between [NAME OF BORROWER], a [_________________] (“Borrower”) and Assignor; [and]

2. [List all other Loan Documents not separately assigned];

in each case, including, without limitation, all of Assignor’s right, title and interest in any claims, collateral, insurance policies, certificates of deposit, letters of credit, escrow accounts, performance bonds, demands, causes of action and any other collateral arising out of and/or executed and/or delivered in or to or with respect to the Loan Documents, together with any other documents or instruments executed and/or delivered in connection with or otherwise related to the Loan Documents including, without limitation, all security agreements, UCC-1, UCC-2 or UCC-3 Financing Statements, guarantees and/or pledges.

TO HAVE AND TO HOLD the same unto Assignee and to the successors, legal representatives and assigns of Assignee forever.

This Assignment is made without representation, recourse or warranty by Assignor, except the following:

1) Assignor has been duly organized and is validly existing under the laws of its jurisdiction of organization;

2) Assignor has full power and right to assign the Loan Documents as herein provided;

Exh. B - 1

3) The execution and delivery of this Assignment and the consummation of the assignment of the Loan Documents provided for herein (a) has been duly authorized by all necessary actions on the part of Assignor, (b) do not and will not violate or conflict with any judgment, decree or order of any court binding on Assignor, and (c) do not and will not result in a breach of or constitute a default under any agreement, contract, indenture or other instrument to which Assignor is a party or is otherwise bound; and

4)           Assignor represents and warrants that Assignor is the legal and beneficial owner of the lender’s interest in the Loan Documents, free and clear of all liens, encumbrances and security interests.  Assignor has not assigned, syndicated, participated, pledged, encumbered or otherwise transferred any interest pursuant to the Loan Documents.

Signature page follows

Exh. B - 2

IN WITNESS WHEREOF, Assignor has duly executed and delivered this Assignment as of the year and date first above written.

ASSIGNOR:
[ORIGINAL LENDER], a [________]

By:
Name:
Title:

Exh. B - 3

EXHIBIT C

FORM OF ASSIGNMENT OF MORTGAGE

ASSIGNMENT OF MORTGAGE
(hereinafter, this “Assignment”)1

As of [_______________], 20[____]

KNOW THAT, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, [BRT Realty Trust], a Massachusetts business trust, having an address at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021 (“Assignor”), does hereby grant, bargain, sell, convey, assign, transfer and set over unto [NAME OF JOINT VENTURE], a Delaware limited liability company, having an address at c/o BRT Realty Trust, 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021 (“Assignee”), the [Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing] dated as of [_________________] made by [NAME OF BORROWER], a [______________________], to Assignor, recorded on [_______________] in the [________________] of the County of [____________] as [Document Number __________________].

TO HAVE AND TO HOLD the same unto Assignee and to the successors, legal representatives and assigns of Assignee forever.

This Assignment is made without representation, recourse or warranty by the undersigned, except as expressly set forth in that certain Omnibus Assignment of Loan Documents between [________], as assignor, and [_________], as assignee, dated as of even date hereof..

Signature page follows.

1	Note: this form will be modified to reflect local recording requirements applicable to each Mortgage.

Exh. C - 1

IN WITNESS WHEREOF, Assignor has duly executed and delivered this Assignment as of the year and date first above written.

ASSIGNOR:
[ORIGINAL LENDER], a [________]

By:
Name:
Title:

[TO INSERT STATE-SPECIFIC NOTARY BLOCK]

Exh. C - 2

EXHIBIT D

FORM OF ASSIGNMENT OF ASSIGNMENT OF LEASES AND RENTS

ASSIGNMENT OF
ASSIGNMENT OF LEASES AND RENTS

(hereinafter, this “Assignment”)2

As of [_______________], 20[____]

KNOW THAT, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, [BRT Realty Trust], a Massachusetts business trust, having an address at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021 (“Assignor”), does hereby grant, bargain, sell, convey, assign, transfer and set over unto [NAME OF JOINT VENTURE], a Delaware limited liability company, having an address at c/o BRT Realty Trust, 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021 (“Assignee”), [the Assignment of Leases, Rents, Revenues and Security Deposits] dated as of [_________________]  made by [NAME OF BORROWER], a [______________________], to Assignor, recorded on [_______________] in the [________________] of the County of [____________] as [Document Number __________________].

TO HAVE AND TO HOLD the same unto Assignee and to the successors, legal representatives and assigns of Assignee forever.

This Assignment is made without representation, recourse or warranty by the undersigned, except as expressly set forth in that certain Omnibus Assignment of Loan Documents between [________], as assignor, and [_________], as assignee, dated as of even date hereof..

Signature page follows.

2	Note: this form will be modified to reflect local recording requirements applicable to each ALR.

Exh. D - 1

IN WITNESS WHEREOF, Assignor has duly executed and delivered this Assignment as of the year and date first above written.

ASSIGNOR:
[ORIGINAL LENDER], a [________]

By:
Name:
Title:

[TO INSERT STATE-SPECIFIC NOTARY BLOCK]

Exh. D - 2

EXHIBIT E

FORM OF MEMBERSHIP INTEREST CERTIFICATE

Exh. E - 1